Exhibit 10.1
Execution Version

INVESTMENT AGREEMENT

by and among

PROGRESS ENERGY, INC.,

FLORIDA PROGRESS, LLC,

DUKE ENERGY CORPORATION

and

PENINSULA POWER HOLDINGS L.P.

Dated as of August 4, 2025

TABLE OF CONTENTS
Page

Article I

DEFINITIONS
Section 1.1..... Definitions............................................................................................................... 2

Article II

SUMMARY OF TRANSACTIONS

Section 2.1..... Sale and Purchase of the Acquired Interests......................................................... 22
Section 2.2..... Closings................................................................................................................. 22

Article III

REPRESENTATIONS AND WARRANTIES OF DUKE AND PROGRESS ENERGY

Article IV

REPRESENTATIONS AND WARRANTIES OF PROGRESS ENERGY REGARDING THE GROUP COMPANIES

i

Article V

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF INVESTOR

Article VI

COVENANTS

Article VII

CONDITIONS

Article VIII

TERMINATION

Section 8.1..... Termination........................................................................................................... 62
Section 8.2..... Effect of Termination............................................................................................ 64

Article IX

INDEMNIFICATION AND REMEDIES

Article X

MISCELLANEOUS

EXHIBITS
Exhibit A – Form of A&R LLC Agreement
Exhibit B – Illustrative Calculation of Closing Purchase Price Adjustment Amounts
Exhibit C – Investor’s Knowledge
Exhibit D – Growth Commitment ECL
SCHEDULES
Progress Energy Disclosure Schedules

INVESTMENT AGREEMENT
THIS INVESTMENT AGREEMENT (including all schedules and exhibits attached hereto, this “Agreement”), dated as of August 4, 2025 (the “Agreement Date”), is entered into by and among Progress Energy, Inc., a North Carolina corporation (“Progress Energy”), Florida Progress, LLC, a Florida limited liability company (the “Company”), Duke Energy Corporation, a Delaware corporation (“Duke”), and Peninsula Power Holdings L.P., a Delaware limited partnership (“Investor”) (Progress Energy, the Company, Duke and Investor being sometimes hereinafter referred to individually as a “Party” and together as the “Parties”).
RECITALS
WHEREAS, Duke owns, directly or indirectly, one hundred percent (100%) of the Equity Interests of Progress Energy;
WHEREAS, Progress Energy owns one hundred percent (100%) of the issued and outstanding membership interests of the Company (the “Company Membership Interests”);
WHEREAS, on the terms and subject to the conditions set forth herein, the Company wishes to issue and sell to Investor, and Investor wishes to purchase from the Company, certain newly issued Company Membership Interests such that, after giving effect to the Transactions (as defined below), Investor will own the aggregate Acquired Percentage of the Company Membership Interests;
WHEREAS, contemporaneously with the First Closing, Progress Energy, Investor and the Company will enter into an Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached hereto as Exhibit A (the “A&R LLC Agreement”) to memorialize their mutual agreements and understandings relating to the ownership, management and operation of the Company; and
WHEREAS, contemporaneously herewith, (a) Brookfield Super-Core Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners (ER) SCSp, Brookfield Super-Core Infrastructure Partners (CAN) L.P., Brookfield Super-Core Infrastructure Partners (NUS) L.P., and Brookfield Super-Core Infrastructure Partners (CAN) TE L.P. (together, “BSIP”) and the Company have entered into a Limited Guarantee (the “Guarantee”) pursuant to which BSIP will guarantee certain obligations of Investor under this Agreement, (b) BSIP and Investor have entered into an equity commitment letter (the “BSIP Equity Commitment Letter”), pursuant to which BSIP has committed, subject to the terms and conditions thereof, to invest in Investor, directly or indirectly, equity funding in the amount set forth therein (the “First Closing Equity Financing”) and (c) Brookfield Asset Management Ltd. (“BAM”) and Investor have entered into an equity commitment letter (the “BAM Equity Commitment Letter,” and together with the BSIP Equity Commitment Letter, the “Equity Commitment Letters”) pursuant to which BAM has committed, subject to the terms and conditions thereof, to invest in Investor, directly or indirectly, equity funding in the amount set forth therein (the “Subsequent Closing Equity Financing”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
Article I

DEFINITIONS
Section 1.1Definitions. As used in this Agreement the following terms have the following meanings:
“A&R LLC Agreement” has the meaning given in the Recitals. For purposes of this Agreement, any reference to the “A&R LLC Agreement” in this Agreement shall refer to (1) with respect to any time period prior to the First Closing, the form of the A&R LLC Agreement attached hereto as Exhibit A as if such agreement were in effect as of the date of this Agreement and (2) with respect to any time period from and after the First Closing, the A&R LLC Agreement then in effect.
“Acquired Interests” means the First Closing Acquired Interests and the Subsequent Closing Acquired Interests acquired by Investor at one or more Subsequent Closings, individually or collectively, as applicable and as the context requires.
“Acquired Percentage” means the First Closing Acquired Percentage and the Subsequent Closing Acquired Percentage acquired by Investor at one or more Subsequent Closings, individually or collectively, as applicable and as the context requires.
“Action or Proceeding” means any notice, charge, assertion, appeal, action, demand, inquiry, citation, summons, litigation, suit, proceeding, complaint, audit, hearing, mediation, grievance, arbitration or investigation by or before any Governmental Authority or any validly constituted arbitral panel or similar body, of any nature (criminal, civil, administrative, regulatory, investigative or otherwise), and whether at law or at equity.
“Additional Capital Investment” means the amount of any cash equity capital contributions to, or investments of any additional cash equity capital in, the Company for “Necessary Expenses” (as defined in the A&R LLC Agreement) made by Progress Energy on or after the Agreement Date and prior to the First Closing in connection with an “Unforeseen Event” (as defined in the A&R LLC Agreement); provided, that, (a) the amount of Additional Capital Investment shall be reduced by the aggregate amount of any outstanding balances owed to the Group Companies by any Affiliate of the Company (other than the Group Companies) as part of the cash management policies of the Duke Consolidated Group and (b) in no event shall any Additional Capital Investment include any capital contributions where such amounts are used by the Company (and not, for the avoidance of doubt, its Subsidiaries) to satisfy any intercompany obligation of the Company (and not, for the avoidance of doubt, its Subsidiaries) where the Company (and not, for the avoidance of doubt, its Subsidiaries) is the obligor and the payee is an Affiliate of the Company (other than a Group Company); provided, further, that in no event shall the amount of Additional Capital Investment be less than $0.00 or more than $1,000,000,000.00.

“Adjusted Company Equity Value” means (a) the Base Company Equity Value, plus (b) any Additional Capital Investment.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person (which, for the avoidance of doubt, with respect to Affiliates of Investor, includes the members of Investor, the Brookfield Group and their respective Affiliates); provided, however, that, with respect to Investor for purposes of the first sentence of Section 6.3(e), the second sentence of Section 6.3(d), the first sentence of Section 6.5, Section 6.11(e) and Section 10.13, only members of the Brookfield Group shall be considered Affiliates of the Investor.
“Affiliate Contract” means any Contract between any of the Group Companies, on the one hand, and any Affiliate of the Group Companies (other than any other Group Company), on the other hand.
“Affiliate Guidelines” has the meaning given in Section 4.21(a).
“After-Tax Cash Interest Payments” means, for any applicable period, the cash interest paid in such period with respect to any Debt (as defined in the A&R LLC Agreement) of the Company (excluding, for the avoidance of doubt, Debt of the Company’s Subsidiaries) minus the amount Duke or its Affiliates (other than a Group Company) paid to the Company under the Tax Sharing Agreement with respect to such cash interest.
“Agreement” has the meaning given in the Preamble.
“Agreement Date” has the meaning given in the Preamble.
“Alternative Financing” has the meaning given in Section 6.11(d).
“AML Laws” has the meaning given in Section 4.20.
“Ancillary Agreements” means the agreements, instruments and certificates to be executed and delivered by a Party at or prior to the applicable Closing pursuant to Section 2.2(f)(iv).
“Anti-Corruption Laws” means any Laws concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Authority.
“Assets” means any and all direct and indirect interests in both tangible and intangible property, including all Permits, Real Property, Intellectual Property Rights and rights under Contracts.
“Balance Sheet Date” has the meaning given in Section 4.6(a).
“BAM” has the meaning given in the Recitals.

“BAM Equity Commitment Letter” has the meaning given in the Recitals.
“Base Company Equity Value” means thirty billion, four hundred fifty-six million, eight hundred fifty-two thousand, seven hundred ninety-one dollars and eighty-eight cents ($30,456,852,791.88).
“Brookfield Group” means Brookfield Super-Core Infrastructure Partners GP LLC and its direct and indirect Subsidiaries and controlled investment vehicles (excluding any portfolio company thereof).
“BSIP” has the meaning given in the Recitals.
“BSIP Equity Commitment Letter” has the meaning given in the Recitals.
“Burdensome Condition” means any requirement or condition (a) to enter into any agreement or undertaking that requires the holding of direct or indirect Equity Interests in the Company through proxy holders or in a voting trust, (b) to alter the governance arrangements with respect to the Group Companies in a manner that adversely affects or limits the governance rights of Investor in any material respect (other than as expressly provided by Section 6.8(g) of the A&R LLC Agreement), (c) to diminish in any material respect the scope of Investor’s information rights with respect to the Group Companies (other than as expressly provided by Section 6.8(g) of the A&R LLC Agreement), (d) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Investor or any of its Affiliates or, after the First Closing, the Group Companies, (e) otherwise to take or commit to take any actions that would reasonably be expected to materially and adversely (i) affect one or more of the businesses, product lines or assets of Investor or of Investor’s Affiliates or, after the First Closing, the Group Companies, or (ii) limit the ability of Investor, any of its Subsidiaries or Investor’s and such Subsidiaries’ respective Affiliates or, after the First Closing, the Group Companies, to retain, one or more of their businesses, product lines or assets or (f) to commence or participate in any action, suit or other litigation proceeding (other than regulatory proceedings with respect to the Required Approvals).
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York, New York are authorized or required by Law to be closed.
“Business Intellectual Property” means all Intellectual Property Rights used in, held for use in or necessary for the operation of the business of the Group Companies.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.
“CFIUS Approval” means (a) written notification issued by CFIUS that it has determined that the issuance and sale of the Acquired Interests is not a “covered transaction” pursuant to the CFIUS Statute; (b) CFIUS has issued a written notice that it has concluded all action under the CFIUS Statute with respect to the issuance and sale of the Acquired Interests, and there are no unresolved national security concerns with respect to the issuance and sale of the Acquired

Interests; or (c) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the issuance and sale of the Acquired Interests, then either (i) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the issuance and sale of the Acquired Interests, or (ii) having received a report from CFIUS requesting the President’s decision, the time permitted by the CFIUS Statute for such action shall have expired without any such action being announced or taken.
“CFIUS Notice” has the meaning given in Section 6.3(b).
“CFIUS Statute” means Section 721 of the Defense Production Act of 1950 (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R  Part 800.
“CFIUS Turndown” has the meaning given in Section 6.3(b).
“Charter Documents” means, with respect to any Person, all organizational documents and all shareholder agreements, member agreements or similar Contracts relating to the ownership or governance of such Person.
“Claim Notice” has the meaning given in Section 9.5.
“Closing” has the meaning given in Section 2.2(a).
“Closing Actions” has the meaning given in Section 2.2(f).
“Closing Date” means the date upon which a Closing occurs pursuant to Section 2.2.
“Closing Purchase Price” means the First Closing Purchase Price and the Subsequent Closing Purchase Price payable for the Subsequent Closing Acquired Interests acquired by Investor at a Subsequent Closing, individually or collectively, as applicable and as the context requires.
“Closing Purchase Price Adjustment Amount” means the First Closing Purchase Price Adjustment Amount or a Subsequent Closing Purchase Price Adjustment Amount, as applicable. Illustrative calculations of the Closing Purchase Price Adjustment Amounts are attached hereto as Exhibit B in the form made available to Investor by Representatives of Duke and Progress Energy on July 31, 2025 for demonstration purposes only. To the extent of any conflict between Exhibit B and the terms of this Agreement, this Agreement shall control.
“COBRA” has the meaning given in Section 4.13(c).
“Code” means the Internal Revenue Code of 1986 and any successor thereto.
“Commitment Letters” has the meaning given in Section 5.10(d).
“Company” has the meaning given in the Preamble.

“Company Counsel” has the meaning given in Section 10.13.
“Company Data” means all confidential data, information, and data compilations owned or otherwise controlled or Processed by the Group Companies, including Personal Data, to the extent Processed by the Group Companies or, with respect to data, information and data compilations Processed in connection with the business or operations of the Group Companies, their Affiliates.
“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by any of the Group Companies or, with respect to Intellectual Property Rights exclusively used in connection with the business or operations of the Group Companies, their Affiliates.
“Company Membership Interests” has the meaning given in the Recitals.
“Company Privacy Policies” means any (a) external data protection, data usage, data privacy and security policies of the Group Companies or, to the extent applicable to the Group Companies, of their Affiliates and (b) contractual obligations of the Group Companies or, to the extent applicable to the Group Companies, of their Affiliates, relating to privacy, security, or the Processing of Personal Data.
“Confidentiality Agreement” means the Confidentiality Agreement, dated February 28, 2025, between Duke and Brookfield Infrastructure Group LLC.
“Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including letters of intent, executed term sheets and similar evidences of an agreement in principle.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Control” when used as a verb in the referenced clauses shall have a correlative meaning.
“Controlled Group Liabilities” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 412 or 4971 of the Code and (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code.
“Data Breach” means any unauthorized Processing of Company Data or IT Systems, or any other data security incident, including any of the foregoing as may require notification to any Person or Governmental Authority under Privacy Laws.
“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of a Group Company.

“Debt” means all (a) obligations of a Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (b) obligations of such Person to pay any deferred purchase price, including “earn-out” payments, post-closing true-up obligations, conditional sale obligations, obligations under any title retention agreement or similar contingent obligations; (c) obligations under commodity hedging arrangements, exchange rate contracts, interest rate protection agreements or other hedging or derivatives arrangements, solely to the extent such obligations would have been considered indebtedness on the Reference Balance Sheet; (d) obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn; (e) obligations of a Person under leases classified as capital or finance leases in its financial statements or required to be so classified in accordance with GAAP (prior to the implementation of ASC 842); (f) guarantees with respect to obligations of other Persons of the type referred to in clauses (a) through (e); (g) obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person, including in each case, the outstanding principal amount, any unpaid or accrued interest and any other payment obligations in respect thereof; and (h) any accrued interest, prepayment or similar penalties or premiums related to any of the foregoing. “Debt” does not include any (A) ordinary course intercompany obligations solely between or among the Group Companies to the extent eliminated in consolidation or (B) trade accounts payable of the Group Companies in favor of non-Affiliates that are incurred in the ordinary course of business and included in net working capital in accordance with GAAP.
“Debt Commitment Letters” has the meaning given in Section 5.10(d).
“Debt Financing” has the meaning given in Section 5.10(d).
“Debt Financing Agreements” has the meaning given in Section 6.11(a).
“Debt Financing Commitment Letters” has the meaning given in Section 5.10(d).
“Debt Financing Failure Event” has the meaning given in Section 6.11(b).
“Debt Financing Sources” shall mean the agents, arrangers, lenders, bookrunners and other entities (other than Investor or any of its Affiliates) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or the Alternative Financing in connection with the Transactions, including the parties to any commitment letters, engagement letters, joinder agreements, indentures, note purchase agreements or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“DEF” means Duke Energy Florida, LLC, a Florida limited liability company.
“Designated Tax Sharing Payment” has the meaning given in Section 6.2(e).

“Duke” has the meaning given in the Preamble.
“Duke Consolidated Group” means the “affiliated group” (as defined in Section 1504 of the Code) of which Duke is the common parent.
“Emergency Situation” means, with respect to the business of the Group Companies, any abnormal system condition or abnormal situation requiring immediate action to maintain system frequency or voltage or to prevent material loss of firm load, material equipment damage or tripping of system elements that could materially and adversely affect reliability of an electric system or any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the environment or safety of persons or the operational integrity of the Assets and business of the Group Companies or any other condition or occurrence requiring implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.
“Employee Benefit Plan” has the meaning given in Section 4.13(a).
“Environmental Claim” means any and all written or oral claims alleging potential Liability, administrative or judicial actions, suits, orders, liens or notices alleging Liability, notices of violation, investigations, complaints, requests for information relating to the Release or threatened Release of Hazardous Substances, proceedings, or other written or oral communication, whether criminal, civil or administrative based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or Liability under, any Environmental Law, (b) violation of any Environmental Permit, or (c) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Substances at any location.
“Environmental Laws” means any and all Laws relating to pollution, the protection of the indoor or outdoor environment or natural resources (including all air, surface water, groundwater, soil vapor, stormwater or land, including land surface or subsurface, coastlines, sovereign submerged lands, flora and fauna and other natural resources), water use, historic or cultural resources, or human health and safety (to the extent related to exposure to harmful or deleterious substances), electric or magnetic fields, or relating to the processing, distribution, use, treatment, storage, disposal, Release or handling of, or exposure to Hazardous Substances.
“Environmental Permits” has the meaning given in Section 4.12(a).
“Equity Commitment Letters” has the meaning given in the Recitals.
“Equity Financing” has the meaning given in Section 6.11(f).
“Equity Interests” means (a) capital stock, partnership or membership interests or units (whether general or limited), or any other voting securities or interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing entity, or (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to acquire, or securities convertible into or exercisable or exchangeable for any of the foregoing.
“ERISA” has the meaning given in Section 4.13(a).
“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any of the Group Companies would be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.
“Fee Letter” has the meaning set forth in Section 5.10(d).
“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.
“FERC Approval” has the meaning given in Section 6.3(a).
“Fifth Installment Acquired Interests” means a number of Company Membership Interests that will result in Investor owning the Fifth Installment Acquired Percentage of the Company Membership Interests.
“Fifth Installment Acquired Percentage” means the quotient of (a) the Fifth Installment Amount, divided by (b) the First Closing Price Per Percentage Interest.
“Fifth Installment Amount” means one billion dollars ($1,000,000,000.00).
“Final Longstop Date” means June 30, 2028.
“First Closing” means the first Closing under this Agreement.
“First Closing Acquired Interests” means a number of Company Membership Interests that will result in Investor owning the First Closing Acquired Percentage of the Company Membership Interests immediately following the consummation of the First Closing.
“First Closing Acquired Percentage” means the quotient of (a) the First Closing Purchase Price, divided by (b) the Adjusted Company Equity Value (expressed as a percentage and rounded to the nearest hundredth of a percentage point).
“First Closing Date” means the date upon which the First Closing occurs.
“First Closing Equity Financing” has the meaning given in the Recitals.
“First Closing Interest Adjustment Amount” means the sum of (a) the cumulative After-Tax Cash Interest Payments for the period from January 1, 2025 to the First Closing Date minus (b) Undeclared Dividends as of the First Closing Date; provided that, in any case, the First Closing Interest Adjustment Amount shall not be less than zero dollars ($0).

“First Closing Price Per Membership Interest” means the First Closing Purchase Price divided by the number of First Closing Acquired Interests.
“First Closing Price Per Percentage Interest” means the First Closing Purchase Price divided by the First Closing Acquired Percentage.
“First Closing Principal Adjustment Amount” means (a) the quotient of (i) the First Closing Interest Adjustment Amount divided by (ii) (x) one (1) minus (y) the First Closing Acquired Percentage (expressed as a decimal) minus (b) the First Closing Interest Adjustment Amount.
“First Closing Purchase Price” means two billion, eight hundred million dollars ($2,800,000,000.00).
“First Closing Purchase Price Adjustment Amount” means the product of (a) the sum of (i) the First Closing Interest Adjustment Amount plus (ii) the First Closing Principal Adjustment Amount, multiplied by (b) the First Closing Acquired Percentage.
“Fourth Installment Acquired Interests” means a number of Company Membership Interests that will result in Investor owning the Fourth Installment Acquired Percentage of the Company Membership Interests.
“Fourth Installment Acquired Percentage” means the quotient of (a) the Fourth Installment Amount, divided by (b) the First Closing Price Per Percentage Interest.
“Fourth Installment Amount” means one billion, five hundred million dollars ($1,500,000,000.00).
“FPA” means the Federal Power Act.
“FPSC” means the Florida Public Service Commission or any successor agency thereto.
“Fraud” means a Party’s knowing and intentional misrepresentation with respect to the making of the representations and warranties set forth in Article III or Article IV (in the case of Duke or Progress Energy, as applicable) or Article V (in the case of Investor), as applicable, or in any Ancillary Agreement. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud or any claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory.
“Fundamental Representations” has the meaning given in Section 10.1(a).
“GAAP” means United States generally accepted accounting principles as in effect during the applicable periods.
“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry operating in the United States during the relevant time period or (b) any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the United States of the performance of such practice, method or act.
“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between any Group Company on one hand and a Governmental Authority on the other or entered into by a Group Company as a subcontractor at any tier in connection with a contract between another Person and a Governmental Authority.
“Government Official” means any officer or employee of a Governmental Authority, or any person acting in an official capacity for or on behalf of any such Governmental Authority, or any political party, party official, candidate for public office or political campaign.
“Governmental Approvals” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exception, Order, variance, recognition, grant, confirmation, clearance, filing, declaration or registration (other than a Permit) from, of, or with any Governmental Authority.
“Governmental Authority” means any federal, national, regional, state, municipal or local government, district, or special district, any political subdivision or any governmental, judicial, public, administrative, Tax, regulatory, arbitral, statutory or other instrumentality, tribunal, court, agency, authority, body, commission or other quasi-governmental or regulatory bureau, authority, body or entity having jurisdiction over the matter or Person in question, including, as applicable, FERC, the FPSC, the NERC, SERC and the NRC.
“Group Companies” means the Company and its Subsidiaries.
“Group Return” has the meaning given in Section 6.2(c).
“Guarantee” has the meaning given in the Recitals.
“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, per- or polyfluoroalkyl substances and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by, or for which standards of conduct or liability may be imposed under any applicable Environmental Law.
“Indemnified Group” has the meaning given in Section 9.1(a).

“Indemnified Losses” has the meaning given in Section 9.3(c).
“Indemnified Party” has the meaning given in Section 9.1(a).
“Indemnitor” has the meaning given in Section 9.1(a).
“Indemnity Cap” has the meaning give in Section 9.3(a).
“Indemnity Deductible” has the meaning given in Section 9.3(c).
“Information Security Program” means a commercially reasonable written information security program that complies with Privacy Laws and that includes: (a) policies and procedures regarding the Processing of Personal Data; (b) administrative, technical and physical safeguards to protect the security, confidentiality, and integrity of any Personal Data Processed by any Group Company; (c) requirements for protecting the security, confidentiality, and integrity of any Personal Data Processed by, and IT Systems operated by, any third party operating on behalf of or at the direction or for the benefit of any Group Company; (d) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (e) protections against Data Breaches, Malicious Code, and against loss, misuse or unauthorized access to and Processing of Company Data and IT Systems owned or controlled by the Group Companies.
“Installment Acquired Percentage” means the Second Installment Acquired Percentage, the Third Installment Acquired Percentage, the Fourth Installment Acquired Percentage and the Fifth Installment Acquired Percentage, individually or collectively, as applicable and as the context requires.
“Intellectual Property Rights” means all intellectual property and intellectual property or proprietary rights as they exist in any jurisdiction throughout the world, whether registered or unregistered, published or unpublished, including the following: (a) patents, patent applications and similar rights including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof; (b) trademarks, trade names, service marks, trade dress, and registrations and applications for registration thereof, Internet domain names, any other indicia of source or origin and the goodwill associated with any of the foregoing; (c) all works of authorship (whether or not copyrightable), copyrightable works, moral rights, and copyrights and registrations and applications for registration thereof; and (d) rights in processes, software, technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and any confidential information, proprietary information and trade secrets (including customer lists or data or databases, business and marketing plans and marketing information).
“Intercompany Transactions” has the meaning given in Section 4.21(b).
“Investment Credit Interest Adjustment” means, for any Subsequent Closing, the aggregate After-Tax Cash Interest Payments with respect to the period beginning on the immediately preceding Closing Date and ending on the applicable Subsequent Closing Date.

“Investment Credit Principal Adjustment” means, for any Subsequent Closing, (a) the quotient of (i) the Investment Credit Interest Adjustment divided by (ii) (x) one (1) minus (y) the aggregate Acquired Interest immediately following such Subsequent Closing minus (b) the Investment Credit Interest Adjustment.
“Investor” has the meaning given in the Preamble.
“Investor Related Party” has the meaning given in Section 8.2(c).
“Investor Required Amount” has the meaning given in Section 5.10(a).
“Investor Required Approvals” has the meaning given in Section 5.4.
“Investor’s Knowledge” means the actual knowledge, after inquiry of their respective direct reports, of each of the individuals set forth on Exhibit C; provided, however, that such individual(s) shall not have any personal Liability for any breach of any provision of this Agreement so qualified.
“IT Systems” means the hardware, software, firmware, middleware, information technology equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned, leased by, used by, licensed to, or Processed in the conduct of the business of the Group Companies.
“Law” means any statute, law (including common law), ordinance, treaty, Order, rule or regulation of a Governmental Authority.
“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by any of the Group Companies as lessee, sublessee, licensee or in another similar capacity, which is primarily used, held primarily for use in, or necessary for, the business of such Group Company.
“Liabilities” means any direct or indirect liability, indebtedness, obligation, guarantee, commitment, damage, penalty, fine, assessment, charge, loss, claim, demand or expense, whether accrued, unaccrued, absolute, contingent, asserted, unasserted, matured, unmatured, liquidated, unliquidated, known or unknown, secured or unsecured, of every kind and description, including all expenses related thereto.
“Lien” means any mortgage, deed of trust, pledge, lien (including any Tax lien), charge, claim, option, right of first refusal, equitable interest, security interest, third party right, assignment, hypothecation, license, encumbrance, easement, right of way, title, defect, encroachment, or other covenant, condition, agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).

“Longstop Date” means (a) with respect to the Second Installment Acquired Percentage, December 31, 2026, (b) with respect to the Third Installment Acquired Percentage, June 30, 2027, (c) with respect to the Fourth Installment Acquired Percentage, December 31, 2027 and (d) with respect to the Fifth Installment Acquired Percentage, the Final Longstop Date.
“Lookback Date” means January 1, 2022.
“Loss” means, with respect to a Person, the amount of (a) any loss, cost, expense, Tax, damage or liability, including interest, fines, reasonable legal and accounting fees and expenses of a Person including, with respect to an owner of Acquired Interests, any diminution in the value of such Acquired Interests (assuming a proportionate, dollar-for-dollar reduction in the value of the Acquired Interests based on the underlying reduction in value of the Group Companies and, for the avoidance of doubt, taking into account the percentage ownership of the Company of such owner (which, with respect to Investor, shall be deemed to be (i) from and after the First Closing, the First Closing Acquired Percentage and (ii) from and after a Subsequent Closing, the aggregate Acquired Percentage held by Investor at such time) and whether and when such Loss will actually be recovered through DEF’s rates), reduced by (b) any amounts actually received by such Person as a result of any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person in connection with the circumstances giving rise to such Loss. If Investor issues a Claim Notice prior to one or more Subsequent Closings, and such Subsequent Closings thereafter occurs, the aggregate Acquired Percentage held by Investor at the time the subject matter of the Claim Notice is resolved shall apply to the calculation of such Loss.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code or mechanism designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing access to, a computer system or network or other device on which such code is stored or installed, in each case without authorization; or (b) damaging or destroying any data or file without the user’s consent. For the avoidance of doubt, none of the following are Malicious Code: (i) code that enables a third party licensor or service provider to disable, prevent access to, or delete software or data in accordance with the terms of the applicable Contract, and (ii) code that disables access to software or an IT System for security purposes, such as the use of incorrect passwords or other security tokens.
“Material Adverse Effect” means any condition, circumstance, development, event, effect or change that, individually or in the aggregate with any other such conditions, circumstances, events or changes, (a) with respect to Duke, Progress Energy or the Company, has had or would reasonably be expected to have a material adverse effect on the ability of such Person to consummate the Transactions (as applicable) or to perform its obligations under the Transaction Documents and (b) with respect to the Group Companies, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that with respect to the foregoing clause (b) only, a Material Adverse Effect shall not include any such condition, circumstance, development, event, effect or change or resulting from, relating to or arising out of (i) changes in economic or financial market conditions generally or in the industries in which the Group Companies operate, whether international, national or regional, (ii) changes in international, national, regional or state wholesale or retail markets (including market description or pricing) for energy, electricity, capacity, fuel supply or ancillary services, including those due to actions by competitors, (iii) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities (or similar activities), (iv) changes in international, national, regional or state electric transmission or distribution systems, including the operation or condition thereof, (v) any changes in the market price of commodities, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (vi) effects of weather or meteorological events, including climate change, (vii) changes or adverse conditions in the securities markets, including those relating to debt financing, interest rates or currency exchange rates, (viii) any change in Law or GAAP or regulatory policy adopted or approved by any Governmental Authority, (ix) the announcement, execution or delivery of this Agreement or the consummation of the Transactions (except that this clause (ix) shall not apply with respect to the representations or warranties in Section 3.4, Section 3.5 or Section 4.2 or, to the extent related thereto, the closing condition in Section 7.2(a)), (x) any actions specifically required to be taken or consented to by Investor in accordance with this Agreement, (xi) natural disasters or “acts of God” or other “force majeure” events, including pandemics (including the COVID-19 pandemic) or any escalation or worsening thereof or (xii) strikes, work stoppages or other labor disturbances; provided that the items set forth in clauses (i) through (viii) and clause (xi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent such items have a disproportionate effect on the Group Companies taken as a whole relative to other participants in the industry and markets in which the Group Companies conduct their respective business.
“Material Contract” means (a) any Contract to which any of the Group Companies is a party, or by the terms of which any of the Group Companies or the Assets of any of the Group Companies may be bound (including Contracts to which Duke, Progress Energy, any of the Group Companies or any of their respective Affiliates is a party and for which any of the Group Companies currently benefits, or to which it contributes, pursuant to intercompany agreements, whether documented or not), as to which the expected total cost of performing such Contract by the applicable Group Company or Group Companies or the total revenue expected to be received under such Contract by the applicable Group Company or Group Companies in the ordinary course exceeds twenty-five million dollars ($25,000,000) per annum or one hundred million dollars ($100,000,000) over the life of the Contract, (b) any Contract to which any of the Group Companies is a party or by which it is bound that provides for non-monetary obligations on the part of any of the Group Companies, the non-performance of which obligations would reasonably be expected to materially and adversely affect the Group Companies, taken as a whole, (c) any Affiliate Contract, (d) any Contract to which any of the Group Companies is a party or by which it is bound (i) containing exclusivity agreements with any material contractor, manufacturer, utility or supplier binding on any Group Company, (ii) containing covenants limiting the ability of any Group Company to engage in any line of business or to compete with any Person or in any geographic area, that are material to the Group Companies, taken as a whole, (iii) granting any Person a preferential or other right (including requirements or take-or-pay, “most favored nation clause” or similar rights) to purchase or license (other than with respect to Intellectual Property Rights) any material Assets or any Equity Interests of the Group Companies, (iv) that is a joint venture or joint ownership agreement, (v) that is (A) with any Governmental Authority that provides for payments to any of the Group Companies that exceeds ten million dollars ($10,000,000) per annum, excluding tariff Contracts, and (B) is material to the Group Companies, taken as a whole, or (vi) that involves any resolution or settlement against any Group Company of any actual or threatened Action or Proceeding with a value in excess of twenty-five million dollars ($25,000,000) or that provides for any injunctive or other non-monetary relief, (e) any Contract that limits or restricts or would, by its express terms, otherwise adversely affect the ability of any of the Group Companies to pay dividends or distributions, (f) any Contract (I) for which the primary subject is (aa) the licensing of Intellectual Property Rights that are material to the Group Companies taken as a whole by any Group Company (whether as licensee or licensor, other than nonexclusive licenses of Intellectual Property Rights granted or obtained in the ordinary course of business), or (bb) the ownership, development, or use of any Intellectual Property Rights that are material to the Group Companies taken as a whole (other than Intellectual Property Rights assignment agreements entered into with employees and independent contractors in the ordinary course of business), or (II) affecting any Group Company’s ability to use or enforce any Intellectual Property Rights that are material to the Group Companies taken as a whole (including covenant-not-to-sue, coexistence, concurrent use, or settlement agreements) and (g) any amendments or supplements to any of the foregoing; provided that the foregoing (other than clause (a) with respect to Property Contracts relating to Leased Real Property) shall exclude Property Contracts.
“Maximum Acquired Percentage” means an amount equal to (a) the First Closing Acquired Percentage plus (b) the quotient of (x) three billion, two hundred million dollars ($3,200,000,000) divided by (y) the First Closing Price Per Percentage Interest; provided that in no event shall the Maximum Acquired Percentage exceed nineteen and seven-tenths percent (19.7%).
“MBR Authority” means a final order issued by FERC under Section 205 of the FPA (a) granting authorization to make sales of electric energy, capacity and certain ancillary services at wholesale at negotiated, market based rates, (b) accepting for filing a tariff providing for such sales, and (c) granting such regulatory waivers and blanket authorizations as are customarily granted by FERC to persons authorized to sell electric energy, capacity and certain ancillary services at negotiated market based rates, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations at 18 C.F.R. Part 34.
“Minimum Acquired Percentage” means the quotient of (a) two hundred million dollars ($200,000,000), divided by (b) the First Closing Price Per Percentage Interest.
“NERC” means the North American Electric Reliability Corporation or any successor entity thereto.
“Normalization Rules” has the meaning given in Section 4.11(c).

“NRC” means the Nuclear Regulatory Commission or any successor agency thereto.
“NRC Approval” means either (i) receipt of the NRC Consent, or (ii) receipt of the Threshold Determination.
“NRC Consent” has the meaning given in Section 6.3(c).
“Order” means any legally binding award, consent, order, injunction, judgment, decree, order, ruling, subpoena, verdict or other decision (other than a Permit) issued, promulgated or entered by or with any Governmental Authority or arbitrator of competent jurisdiction, applicable to a Party or its business or properties, or the Transactions.
“Owned Real Property” means all real property owned in fee by any of the Group Companies which is primarily used, held primarily for use in, or necessary for, the business of such Group Company.
“Party” or “Parties” has the meaning given in the Preamble.
“Permit” means all licenses, permits, certificates of authority, exemptions, variances, authorizations, approvals, conditions of certification, certifications, agreements, registrations, franchises and similar consents granted by a Governmental Authority in connection with the ownership or operation of the business of the Group Companies.
“Permitted Real Property Liens” means, with respect to the Real Property and any interests therein, (a) all Liens for Taxes, assessments, both general and special, and other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable Law and GAAP, (b) all Liens for mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and similar Liens that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable Law and GAAP, (c) all building codes, entitlement and zoning ordinances, land use, environmental and other applicable Laws heretofore, now or hereafter enacted, made or issued, in each case, that do not materially impair the current occupancy or use of the Real Property for its intended purpose, (d) all rights with respect to the ownership, mining, extraction and removal of oil, gas or minerals of whatever kind and character (including any rights to gravel, hard rock aggregate, or water extraction) that have been excepted or reserved prior to the Agreement Date in the public records, (e) with respect to the Real Property, (i) those exceptions to title set forth in any title policies of the Group Companies with respect to the Real Property that have been made available to Investor, (ii)  any matters that are disclosed by the surveys of the Real Property that have been made available to Investor, and (iii) any covenants, conditions, restrictions, easements, rights of way, servitudes, encroachments, permits, licenses, leases, and similar matters of record affecting title to the Real Property (including any restrictions or limitations relating to land use or environmental matters) that have been filed in the public records, which in each case of clauses (i)–(iii), do not materially impair the current occupancy or use of the Real Property to which they relate, (f) rights of parties in possession of any such Real Property without options to purchase or rights of first refusal to purchase or lease such Real Property with respect to such Real Property that do not materially impair the current occupancy or use thereof and (g) Liens that affect the underlying fee interest of any Leased Real Property.
“Person” means any individual, sole proprietorship, company, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, association (whether incorporated or unincorporated), institution, Governmental Authority or any other entity.
“Personal Data” means information identifying, relating to, describing, or reasonably capable of being associated with, or could reasonably be linked, directly or indirectly with, an identified or identifiable person, device, or household or any other information that constitutes “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable Privacy Laws.
“Prior Indemnity Payments” has the meaning given in Section 9.3(c).
“Privacy Laws” means (a) each Law relating to privacy, security or security breach notification requirements or the protection or Processing of Personal Data that is applicable to any Company or any of their Affiliates, including if and as applicable, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR § 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; Laws requiring notification to any Person or Governmental Authority in the event of a Data Breach; and all implementing regulations and requirements, and other similar Laws; and (b) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards to which the Group Companies are bound or purport to comply with.
“Proceeding” has the meaning given in Section 10.9(b).
“Processing”, “Process” or “Processed”, with respect to data, means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing.
“Progress Energy” has the meaning given in the Preamble.
“Progress Energy Representations” has the meaning given in Section 10.1(c).
“Progress Energy Required Approvals” has the meaning given in Section 3.4.

“Progress Energy Required Consents” has the meaning given in Section 3.4.
“Progress Energy’s Knowledge” means the actual knowledge, after inquiry of their respective direct reports, of each of the individuals set forth on Schedule 1.1(b); provided, however, that such individual(s) shall not have any personal Liability for any breach of any provision of this Agreement so qualified.
“Projections” has the meaning given in Section 10.1(c).
“Property Contracts” means any Contracts to which any of the Group Companies is a party relating to the leasing or ownership of the Real Property.
“PUHCA” means the Public Utility Holding Company Act of 2005.
“Purchase Price” means six billion dollars ($6,000,000,000.00).
“PURPA” means the Public Utility Regulatory Policies Act of 1978.
“Real Property” means the Leased Real Property together with the Owned Real Property.
“Reference Balance Sheet” means the consolidated balance sheet of DEF, dated as of December 31, 2024, contained in DEF’s Annual Report on Form 10-K for the year ended December 31, 2024.
“Related Proceeding” has the meaning given in Section 10.9(d).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, releasing, migrating, dumping or disposing of a Hazardous Substance to the environment.
“Representatives” means each Party’s respective officers, directors, members, partners, limited partners, managers, employees, representatives, agents, attorneys, accountants or advisors.
“Required Approvals” has the meaning given in Section 5.4.
“Reverse Termination Fee” means an amount equal to two hundred forty million dollars ($240,000,000).
“Sanctioned Country” has the meaning given in the definition of “Sanctioned Person.”
“Sanctioned Person” means, at any time:
(a)any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or any other relevant sanctions authority;

(b)any Person operating, organized or resident in a country or territory which is the subject or target of any Sanctions (at the Agreement Date, the Crimea, Cuba, Iran, North Korea, Syria, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia) (each of the foregoing, a “Sanctioned Country”);
(c)any Person directly or indirectly owned fifty percent (50%) or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or
(d)any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any applicable Governmental Authority.
“SEC” has the meaning given in Section 4.6(a).
“SEC Reports” has the meaning given in Section 4.6(a).
“Second Installment Acquired Interests” means a number of Company Membership Interests that will result in Investor owning the Second Installment Acquired Percentage of the Company Membership Interests.
“Second Installment Acquired Percentage” means the quotient of (a) the Second Installment Amount, divided by (b) the First Closing Price Per Percentage Interest.
“Second Installment Amount” means two hundred million dollars ($200,000,000.00).
“Securities Act” has the meaning given in Section 5.12.
“SERC” means the SERC Reliability Corporation or any successor entity thereto.
“Subsequent Closing” means a Closing occurring after the First Closing.
“Subsequent Closing Acquired Interests” means the number of Company Membership Interests to be acquired by Investor at a Subsequent Closing as set forth in the applicable Subsequent Closing Notice.
“Subsequent Closing Acquired Percentage” means the quotient of (a) the Subsequent Closing Purchase Price, divided by (b) the First Closing Price Per Percentage Interest.
“Subsequent Closing Date” has the meaning given in Section 2.2(c).
“Subsequent Closing End Date” has the meaning given in Section 2.2(e).
“Subsequent Closing Equity Financing” has the meaning given in the Recitals.
“Subsequent Closing Investor Required Amount” has the meaning given in Section 5.10(b).

“Subsequent Closing Notice” has the meaning given in Section 2.2(c).
“Subsequent Closing Purchase Price” has the meaning given in Section 2.1(b).
“Subsequent Closing Purchase Price Adjustment Amount” means, for each Subsequent Closing, the product of (a) the aggregate Acquired Percentage immediately prior to the applicable Subsequent Closing and (b) the sum of (i) the Investment Credit Interest Adjustment and (ii) the Investment Credit Principal Adjustment.
“Subsidiary” means, with respect to any Person, any Person (other than a natural person) of which such first Person (either alone or through any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity voting or controlling interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.
“Survival Period” has the meaning given in Section 10.1(a).
“Tax” or “Taxes” means (i) all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, ad valorem, profit, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, credit, occupation, leasing, employment, stamp, goods and services, utility and other taxes, including any interest, penalties or additions attributable thereto and (ii) any liability of any Group Company for the payment of amounts, and any reduction in amounts payable to any Group Company, determined by reference to amounts in clause (i) pursuant to the Tax Sharing Agreement.
“Tax Credits” means any tax credits under Section 48, 45, 48E or 45Y of the Code.
“Tax Proceeding” has the meaning given in Section 6.2(f).
“Tax Representations” means the representations and warranties of Progress Energy set forth in Section 4.11.
“Tax Returns” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any such document prepared or required to be prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means that certain Fifth Amended Agreement for Filing Consolidated Income Tax Returns and for Allocation of Consolidated Income Tax, dated as of December 31, 2024, by and between Duke and its Subsidiaries (including DEF), as the same may be amended.
“Termination Date” has the meaning given in Section 8.1(b).

“Third Installment Acquired Interests” means a number of Company Membership Interests that will result in Investor owning the Third Installment Acquired Percentage of the Company Membership Interests immediately following the consummation of the applicable Subsequent Closing.
“Third Installment Acquired Percentage” means the quotient of (a) the Third Installment Amount, divided by (b) the First Closing Price Per Percentage Interest.
“Third Installment Amount” means five hundred million dollars ($500,000,000.00).
“Third-Party Claim” has the meaning given in Section 9.6(a).
“Threshold Determination” has the meaning given in Section 6.3(c).
“Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements, the A&R LLC Agreement, the Guarantee, the Equity Commitment Letters, the Debt Financing Commitment Letters and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing Actions and the Transactions.
“Transactions” means the issuance and sale of the Acquired Interests by the Company to Investor and the purchase thereof by Investor from the Company and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income, receipts, revenue or similar measures), including sales, use, excise, goods and services, stock, conveyance, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Treasury Regulations” means the regulations promulgated under the Code.
“Undeclared Dividends” means, as of the First Closing Date, the aggregate sum of the distributions from the Company to Progress Energy that (a) are permitted under Schedule 6.1(J) to be declared and distributed in or prior to the calendar quarter in which the First Closing Date occurs (prorated for the number of days elapsed in the quarter in which the First Closing occurs) and (b) have not been distributed on or prior to the First Closing Date. For example, if the First Closing occurs on January 15, 2026, and no distributions shall have been made from and after the Agreement Date, Undeclared Dividends shall be $175 million, which is the sum of $150 million plus $25 million.
“U.S.” means United States of America.
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a material breach caused by an intentional act or intentional omission (including an intentional failure to act to cure a breach) taken by a Party, where that

Party knows that such intentional action or intentional omission would constitute a material breach of this Agreement.
Article II

SUMMARY OF TRANSACTIONS
Section 2.1Sale and Purchase of the Acquired Interests.
(a)Sale and Purchase. Upon the terms and subject to the conditions hereof:
(i)at the First Closing, (A) the Company shall issue and sell to Investor the First Closing Acquired Interests, (B) Investor shall purchase and acquire from the Company the First Closing Acquired Interests, and (C) the Parties shall take or cause to be taken the Closing Actions applicable to the First Closing; and
(ii)at any Subsequent Closing, (A) the Company shall issue and sell to Investor the number of Subsequent Closing Acquired Interests to be acquired by Investor pursuant to the applicable Subsequent Closing Notice, (B) Investor shall purchase and acquire from the Company such Subsequent Closing Acquired Interests, and (C) the Parties shall take or cause to be taken the Closing Actions applicable to the Subsequent Closing.
(b)Purchase Price. The aggregate purchase price for the First Closing Acquired Interests and the Subsequent Closing Acquired Interests, collectively, is the Purchase Price. The purchase price for (i) the First Closing Acquired Interests, is the First Closing Purchase Price and (ii) any Subsequent Closing Acquired Interests, is the First Closing Price Per Membership Interest multiplied by the number of Subsequent Closing Acquired Interests to be acquired by Investor at the applicable Subsequent Closing (the “Subsequent Closing Purchase Price”). At the applicable Closing, Investor shall pay the applicable Closing Purchase Price to the Company by wire transfer of immediately available funds to the account or accounts that the Company shall designate to Investor prior to the applicable Closing Date.
Section 2.2Closings.
(a)Time of Closings. The consummation of the Transactions to be completed at each Closing Date (each, a “Closing”) shall take place remotely via the electronic exchange of executed documents at 10:00 a.m. (Eastern Time) (i) with respect to the First Closing, on the tenth (10th) Business Day immediately following the date on which the conditions to the First Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as the Parties may mutually agree in writing and (ii) with respect to each Subsequent Closing, on the date set forth in the applicable Subsequent Closing Notice and on which date the conditions to the applicable Subsequent Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at such applicable Subsequent Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as the Parties may mutually agree in writing. Notwithstanding anything to the contrary in Section 8.1(b), if the conditions to the First Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at such First Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived on a date that is prior to the Termination Date but the First Closing Date would occur after the Termination Date, the Termination Date shall be automatically extended such that it occurs on the day immediately following the ten (10) Business Day period described in the preceding sentence.

(b)First Closing Certificate. With respect to the First Closing, no later than five (5) Business Days following the date on which the conditions to the First Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), the Company shall deliver a certificate to Investor setting forth (i) the amount of First Closing Purchase Price Adjustment Amount including supporting calculations of each of the components thereof and (ii) a good faith calculation of the First Closing Acquired Percentage for such First Closing including supporting calculations of any Additional Capital Investment. The Company shall consider in good faith and incorporate all mutually-agreed comments, if any, submitted by Investor with respect to the calculations described in the foregoing clauses (i) and (ii).
(c)Subsequent Closing Notice. In any calendar quarter following the First Closing Date, Investor may deliver a written notice (the “Subsequent Closing Notice”) to Progress Energy electing to consummate a Subsequent Closing on the last Business Day of such calendar quarter (each, a “Subsequent Closing Date”). The Subsequent Closing Notice must be delivered at least fifteen (15) Business Days prior to the applicable Subsequent Closing Date and shall state (i) the number of Subsequent Closing Acquired Interests and corresponding Subsequent Closing Acquired Percentage to be acquired by Investor at such Subsequent Closing; provided that the Subsequent Closing Acquired Percentage set forth in the Subsequent Closing Notice shall not (A) be less than the Minimum Acquired Percentage or (B) cause Investor’s aggregate Acquired Percentage (after giving effect to the Subsequent Closing to which the Subsequent Closing Notice relates) to exceed the Maximum Acquired Percentage and (ii) the Subsequent Closing Purchase Price payable for the Subsequent Closing Acquired Interests to be acquired by Investor at such Subsequent Closing. If (x) Investor has not acquired at least the applicable Installment Acquired Percentage on or before the corresponding Longstop Date and (y) Investor has not delivered a Subsequent Closing Notice to acquire the remaining applicable Installment Acquired Percentage at a Subsequent Closing Date occurring on or before the corresponding Longstop Date, then Investor shall be deemed to have timely delivered a Subsequent Closing Notice to acquire the remaining applicable Installment Acquired Percentage and the Subsequent Closing Date for the acquisition of such remaining Installment Acquired Percentage shall be the applicable Longstop Date.
(d)Subsequent Closing Certificates. No later than five (5) Business Days after Investor delivers (or is deemed to have delivered) a Subsequent Closing Notice to Progress Energy, the Company shall deliver a certificate to Investor (i) confirming that all applicable closing conditions set forth in Section 7.2 with the respect to the applicable Subsequent Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at such Subsequent Closing, but subject to the satisfaction or waiver of such conditions), and (ii) setting forth the amount of the Subsequent Closing Purchase Price Adjustment Amount applicable to such Subsequent Closing.
(e)Subsequent Closing Conditions. With respect to any Subsequent Closing, if any applicable closing condition set forth in Section 7.1 or Section 7.2 is not satisfied or waived on or prior to the Subsequent Closing Date, the Subsequent Closing shall not be consummated and any remaining Installment Acquired Percentage that would have been acquired at such Subsequent Closing shall ratably increase the amount of the Installment Acquired Percentage to be acquired by the next Longstop Date; provided, that with respect to the Subsequent Closing occurring on the Final Longstop Date, such Subsequent Closing shall be extended to the date on which such closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at such Subsequent Closing, but subject to the satisfaction or waiver of such conditions); provided, further that if such Subsequent Closing has not occurred, with respect to Investor, on or prior to September 30, 2028 (such date, the “Subsequent Closing End Date”) or, with respect to Progress Energy, December 31, 2028, then Investor or Progress Energy may elect, upon written notice to the other Party, not to proceed with such Subsequent Closing, and from and after the date of such notice, Investor, Duke, the Company and Progress Energy shall have no further obligations under this Article II with respect to such Subsequent Closing or any remaining Installment Acquired Percentage, including with respect to the payment of the portion of the Closing Purchase Price that otherwise would have been payable at such Subsequent Closing, and Investor shall not be obligated to acquire such number of Subsequent Closing Acquired Interests that otherwise would have been acquired at such Subsequent Closing; provided, further, that the foregoing right of Investor or Progress Energy, as applicable, to elect not to proceed with such Subsequent Closing under Section 2.2(e) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the primary cause of the failure of the Subsequent Closing to occur on or before such date. Notwithstanding anything to the contrary herein, upon the consummation of the closing of the Put Sale (as defined in the A&R LLC Agreement), Investor shall have no further rights or obligations under this Agreement with respect to any Subsequent Closing, including with respect to the payment of the Purchase Price in respect thereof, and Investor shall not be obligated to acquire any remaining Acquired Interests.
(f)Closing Actions. At the applicable Closing, Progress Energy, the Company and Investor (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):
(i)Payment of Closing Purchase Price. Investor shall pay the applicable Closing Purchase Price (minus the applicable Closing Purchase Price Adjustment Amount, if any) to the Company, in accordance with the terms set forth in Section 2.1.
(ii)Issuance of Acquired Interests. The Company shall issue to Investor the applicable Acquired Interests registered in the name of Investor, and, unless Investor has requested otherwise at least five (5) Business Days prior to the applicable Closing, with certificates for such Acquired Interests in the name of Investor, and the Company shall reflect such issuance to Investor in the books and records of the Company.
(iii)A&R LLC Agreement. At the First Closing, Progress Energy and the Company shall execute and deliver to Investor, and Investor shall execute and deliver to Progress Energy and the Company, the A&R LLC Agreement.
(iv)Officers Certificates. (A) Progress Energy shall deliver to Investor a certificate executed by a duly authorized officer of Progress Energy certifying that (1) with respect to the First Closing, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied and (2) with respect to the applicable Subsequent Closing, the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied and (B) Investor shall deliver to Progress Energy a certificate executed by a duly authorized officer of Investor certifying that with respect to the applicable Closing, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
(v)Growth Commitment ECL. At the First Closing, Investor shall deliver to Progress Energy and the Company an equity commitment letter substantially in the form attached hereto as Exhibit D executed by BSIP and Investor.

Article III

REPRESENTATIONS AND WARRANTIES OF DUKE AND PROGRESS ENERGY
Except as specifically disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Duke, with respect to the representations as to Duke set forth in Sections 3.1 through 3.5, and Progress Energy, with respect to the representations as to Progress Energy, each represent and warrant to Investor as of the Agreement Date and as of each Closing Date as follows:
Section 3.1Organization. Duke has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the State of Delaware. Progress Energy has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the State of North Carolina. Duke and Progress Energy are qualified to do business in all jurisdictions where the failure to qualify would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Duke or Progress Energy, as applicable.
Section 3.2Authority and Power. Each of Duke, Progress Energy and the Company has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by Duke, Progress Energy or the Company, as applicable. The execution, delivery and performance of each of the Transaction Documents to which Duke, Progress Energy or the Company, as applicable, is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Duke, Progress Energy or the Company, as applicable, under its Charter Documents.
Section 3.3Valid and Binding Obligations. Each of the Transaction Documents to which Duke, Progress Energy or the Company, as applicable, is a party has been duly and validly executed and delivered by Duke, Progress Energy or the Company, as applicable, and, assuming the due and valid execution and delivery of the Transaction Documents by the other parties thereto, is enforceable against Duke, Progress Energy or the Company, as applicable, in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
Section 3.4Approvals and Consents. Except for (a) those third-party consents listed on Schedule 3.4(a) (the “Progress Energy Required Consents”), (b) FERC Approval and filings related thereto, (c) NRC Approval and filings related thereto, (d) CFIUS Approval and filings related thereto (clauses (b) through (d), the “Progress Energy Required Approvals”), and (e) such other filings, consents or approvals which, if not made or obtained, would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, none of Duke, Progress Energy or any Group Company is required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
Section 3.5No Violations. The execution, delivery and performance by Duke, Progress Energy or the Company, as applicable, of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not:

(a) violate the Charter Documents of Duke, Progress Energy or the Company; (b) subject to obtaining the Progress Energy Required Consents, violate or be in conflict with, or constitute a breach or default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Duke, Progress Energy or the Company is a party or by which any of Duke’s, Progress Energy’s or the Group Companies’ properties or Assets are or may be bound (including Contracts to which Duke, Progress Energy, any of the Group Companies or any of their respective Affiliates is a party and for which any of the Group Companies currently benefits, or to which it contributes, pursuant to intercompany agreements, whether documented or not); (c) subject to obtaining the Progress Energy Required Approvals, violate any Law or Order applicable to Duke, Progress Energy or the Company; or (d) result in the creation or imposition of any Lien on the Acquired Interests or any Assets of any Group Company, other than, with respect to clauses (b)–(d), any such conflicts, violations, defaults or imposition of Liens that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.6No Litigation. There is no Action or Proceeding pending to which Progress Energy is a party (and, to Progress Energy’s Knowledge, there is no Action or Proceeding threatened in writing or orally against Progress Energy), in any such case at law or in equity, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.7Equity Interests.
(a)Schedule 3.7(a) accurately sets forth the ownership structure of the Group Companies as of the Agreement Date and as of immediately prior to the First Closing. Except as set forth on Schedule 3.7(a), none of the Group Companies own any Equity Interests of any other Person as of the Agreement Date and as of immediately prior to the First Closing. As of the Agreement Date and as of immediately prior to the First Closing, Progress Energy and each of the Group Companies owns, holds of record and is the beneficial owner of the Equity Interests shown as being owned by it on Schedule 3.7(a) free and clear of all Liens, restrictions on transfer or other encumbrances except as set forth on Schedule 3.7(a).
(b)No Persons other than Progress Energy (and Investor pursuant to the Transaction Documents) own or have any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire the Equity Interests of any of the Group Companies other than, after the First Closing, pursuant to Contracts to which Investor or any of its Affiliates is a party, including the A&R LLC Agreement. Except pursuant to the Transaction Documents or as set forth on Schedule 3.7(b), or, after the First Closing, pursuant to Contracts to which Investor or any of its Affiliates is a party, including the A&R LLC Agreement, there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, phantom equity right, profit participation right, option, warrant, or other equity or equity-based right, redemption or repurchase right, anti-dilutive right or proxy relating to (or convertible into, exchangeable for, or measured by reference to) the Equity Interests of any of the Group Companies, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Equity Interests of any of the Group Companies, or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any of the Equity Interests of any of the Group Companies or agreement to enter into any Contract with respect thereto. As of the Agreement Date and as of immediately prior to the First Closing, none of the Group Companies has any obligation to make any payments to any Person that are calculated by reference to an Equity Interest of any Group Company or the value of any Group Company.
(c)Upon consummation of the issuance and sale of the applicable Acquired Interests by the Company to Investor, Investor will hold good and valid title to such Acquired Interests free and clear of any and all Liens other than those created pursuant to Contracts to which Investor or any of its Affiliates is a party. After giving effect to the applicable

Transactions, the applicable Acquired Interests will constitute the applicable Acquired Percentage of the issued and outstanding Company Membership Interests.
Section 3.8Brokers. Neither Progress Energy nor its Affiliates has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Investor or any Group Company could become liable or obligated.
Article IV

REPRESENTATIONS AND WARRANTIES OF PROGRESS ENERGY REGARDING THE GROUP COMPANIES
Except as specifically disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Progress Energy represents and warrants to Investor with respect to the Group Companies as of the Agreement Date and each Closing Date as follows:
Section 4.1Organization of the Group Companies. Each Group Company has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the respective jurisdictions of their formation or creation. Each Group Company is qualified to do business in all jurisdictions where the failure to qualify would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2No Violations. Assuming that all filings, consents and approvals set forth on Schedule 4.2, if any, have been timely made or obtained, as applicable, the consummation of the Transactions does not and will not: (a) violate any Charter Document of any of the Group Companies; (b) violate or be in conflict with, or constitute a material default (or any event that, with or without due notice or lapse of time, or both, would constitute a material default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Permit or any Material Contract to which any of the Group Companies is a party; (c) violate any Law, Privacy Law, Company Privacy Policy, or Order applicable to any of the Group Companies; or (d) result in the creation or imposition of any Lien on any of the Assets of any of the Group Companies, other than, with respect to clauses (b)–(d), any such conflicts, violations, defaults or imposition of Liens that would not be reasonably likely to be, individually or in the aggregate, material to the Group Companies taken as a whole.
Section 4.3Compliance with Laws. Since the Lookback Date: (a) each of the Group Companies has been in compliance with all applicable Laws; (b) no notice, charge, claim, action or assertion has been filed, commenced or threatened in writing, or to Progress Energy’s Knowledge orally, against any of the Group Companies alleging any noncompliance or violation of any applicable Law; (c) to Progress Energy’s Knowledge, no investigation with respect to any material noncompliance or violation of any applicable Law by a Group Company has been commenced; d) to Progress Energy’s Knowledge, no other investigation with respect to any noncompliance or violation of any applicable Law by a Group Company has been commenced and remains unresolved; and (e) none of the Group Companies has admitted to, or been found by a Governmental Authority to have engaged in any violation of any applicable Laws or been debarred from bidding for any contract or business, and to Progress Energy’s Knowledge, there are no circumstances which are likely to give rise to any such notice, charge, claim, action, assertion, investigation, admission, finding or debarment, except, in each case, as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4Permits.
(a)Each of the Group Companies currently holds in full force and effect and is in compliance with all Permits (other than Environmental Permits) as are necessary for each of the Group Companies to carry on its business, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Neither Progress Energy nor, to Progress Energy’s Knowledge, any of the Group Companies has received any written notice (i) of noncompliance or default with respect to any Permit or (ii) of the revocation, termination, or material modification of any Permit (other than Environmental Permits), except, in each case, as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.5Litigation. There is no Action or Proceeding to which any of the Group Companies is a party or involving the Assets of any of the Group Companies (and there is no Action or Proceeding threatened in writing, or to Progress Energy’s Knowledge threatened orally, against any of the Group Companies or involving the Assets of any of the Group Companies), which would, if adversely determined, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unsatisfied judgment, penalty or award against any of the Group Companies or affecting the Assets of any of the Group Companies, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.6SEC Reports; Financial Statements; Debt and Utility Filings and Reports.
(a)Since the Lookback Date, DEF has timely filed or furnished with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished under the United States Securities Exchange Act of 1934 (such forms, reports, schedules, statements and other documents filed or furnished with the United States Securities and Exchange Commission (the “SEC”) since the Lookback Date, the “SEC Reports”), including (i) its Annual Report on Form 10-K for the year ended December 31, 2024, and (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 2025 (the “Balance Sheet Date”).
(b)The financial statements of DEF included in the SEC Reports (including the notes thereto) (i) have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) except that unaudited financial statements may not contain all footnotes required by GAAP, fairly present in all material respects the financial position of DEF and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The Group Companies’ system of internal controls over financial reporting is sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.
(c)There has been no material written correspondence between the SEC and DEF since the Lookback Date that is not set forth in the SEC Reports or that has not otherwise been disclosed to Investor prior to the Agreement Date. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To Progress Energy’s Knowledge, as of the Agreement Date, none of the SEC Reports is the subject of ongoing SEC review. To Progress Energy’s Knowledge, as of the Agreement Date, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case, regarding any accounting practice of the Group Companies.

(d)Since the Balance Sheet Date, none of the Group Companies has incurred any Liabilities that would be required by GAAP, applied on a basis consistent with the Reference Balance Sheet, to be set forth on a consolidated balance sheet or notes thereto of the Company or DEF, except for Liabilities incurred (i) in the ordinary course of business (none of which is a liability for breach of contract, tort or a claim or lawsuit or an environmental liability), (ii) as set forth on Schedule 4.6(d) or (iii) as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Group Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(e)Schedule 4.6(e) lists, as of the Agreement Date, all Debt of the Group Companies along with the outstanding balance of each such obligation or instrument set forth on Schedule 4.6(e) as of the Balance Sheet Date.
(f)Schedule 4.6(f) lists, as of the Agreement Date, all (i) guarantees by a Group Company of any Liabilities of Duke, Progress Energy or any of its Affiliates (other than Liabilities of the Group Companies) and (ii) Debt of Duke, Progress Energy or any of its Affiliates (other than the Group Companies) secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of a Group Company.
(g)All filings (other than immaterial filings) required to be made by any Group Company under PUHCA, the FPA, or the Communications Act of 1934 (in each case, including all regulations promulgated thereunder) have been filed with the SEC, SERC, NRC, FERC, FPSC, NERC or the Department of Energy, as applicable, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, in each case, except for filings the failure of which to make or make in compliance with applicable Law would not be reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 4.7Absence of Certain Changes. Since the Balance Sheet Date (a) the business of the Group Companies has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) prior to the Agreement Date, there has not occurred any change in the business of the Group Companies that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Group Companies and (c) none of the following has occurred nor has any Group Company or Progress Energy agreed to do so:
(i)as of the Agreement Date, any matter, action or omission that would violate, or require consent under, clauses (C), (D), (E), (G), (H) or (K) of Section 6.1(a) if such action was taken after the date hereof;
(ii)as of the Agreement Date, any material and uninsured loss, damage, destruction, condemnation or other casualty of any material Asset of any Group Company;
(iii)as of the Agreement Date, any material change in any method of accounting or accounting practice or policy of any Group Company, other than such changes required by GAAP and set forth in Schedule 4.7(c);
(iv)as of the Agreement Date, any incurrence of Debt of any of the Group Companies that would increase the Debt of the Group Companies to an amount that exceeds the outstanding principal amount (or accreted amount, as applicable) of the Debt disclosed on Schedule 4.6(e); and
(v)as of the Agreement Date, the declaration or payment by any of the Group Companies of any dividend or distribution to the holders of any Equity Interests in such Group Company (other than to another Group Company).
Section 4.8Contracts.
(a)Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Group Companies nor, to Progress Energy’s Knowledge, any counterparty to a Material Contract is in default of any obligation of a Material Contract and (ii) each of the Material Contracts is in full force and effect, is enforceable against, and constitutes a legal, valid, binding and enforceable obligation of the Group Company party thereto, and, to Progress Energy’s Knowledge, of the other parties thereto.
(b)Schedule 4.8(b) sets forth a true and complete listing of each Material Contract as of the Agreement Date.
Section 4.9Government Contracts. Since the Lookback Date, no Group Company has (a) materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any material disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any material written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis.  The Group Companies have established and maintain adequate internal controls for compliance with its Government Contracts including without limitation any domestic or qualifying country sourcing requirements.  All invoices and claims for payment, reimbursement or adjustment submitted by any Group Company since the Lookback Date were current, accurate and correct complete in all material respects as of their respective submission dates.  There are no material outstanding claims or disputes with any Governmental Authority in connection with Group Companies’ Government Contracts. To Progress Energy’s Knowledge, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any Group Company’s Government Contracts.
Section 4.10Real Property Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Group Company (i) has good and valid title to the Owned Real Property owned by it, (ii) has a good and valid leasehold interest in the Leased Real Property, as applicable, in each case free and clear of all Liens other than Permitted Real Property Liens and (iii) holds a valid easement, right-of-way or interest (excluding the Leased Real Property) to all real property-related rights necessary for the operation of the business of such Group Company, as applicable, (b) the interests of the Group Companies in the Real Property are not subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of such interests in any Real Property and (c) each Property Contract is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Group Company party thereto except as such enforceability may be limited or denied by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law. No right to use or occupy any other real property other than the Owned Real Property and the Leased Real Property is required for the operation of the business of the Group Companies as conducted on the Agreement Date, except as would not be reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. None of the Group Companies is in default in any material respect under any Property Contract and no fact, event or condition exists which with or without notice, the passage of time or both would constitute a default in any material respect by any Group Company under any Property Contract, in each case, except as would not be reasonably likely to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 4.11Tax Matters.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Group Companies have been timely filed (taking into account extensions), all such Tax Returns are correct and complete and all Taxes required to be paid by the Group Companies (whether or not shown as due on such Tax Returns) have been timely paid, (ii) there are no audits, claims or assessments regarding Taxes pending or, to Progress Energy’s Knowledge, threatened against the Group Companies, (iii) no issue has been raised by a Governmental Authority in any prior examination of a Tax Return filed by or on behalf of, but solely to the extent attributable to, any Group Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period, (iv) none of the Group Companies has been subject to any claim made in writing by any Governmental Authority in a jurisdiction where such Company does not file a particular type of Tax Return or has not paid any particular type of Tax to the effect that such Company is required to file such Tax Return or pay such type of Tax in that jurisdiction, (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of, but solely to the extent attributable to, any Group Company have been paid in full or otherwise finally resolved, (vi) there are no liens for Taxes upon the assets of the Group Companies except liens relating to current Taxes not yet due and payable, (vii) all Taxes which the Group Companies are required by Law to withhold or to collect for payment have been duly withheld and paid to the appropriate Governmental Authority, (viii) other than ordinary course extensions of time for filing Tax Returns, no waiver of any statute of limitations relating to Taxes for which the Group Companies may be liable is in effect, and no written request for such a waiver is outstanding and no extension of time has been agreed to with respect to a Tax assessment or deficiency, (ix) the charges, accruals and reserves for Taxes with respect to the Group Companies reflected on the books of the Group Companies (excluding any provision for deferred income Taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Group Companies recorded items on their respective books, and since the end of the last period for which the Group Companies recorded items on their respective books, the Group Companies have not incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business, (x) there are no Tax rulings, requests for rulings or closing agreements with any Governmental Authority relating to Taxes for which any Group Company may be liable that could affect any Group Company’s liability for Taxes for any taxable period (or portion thereof) after the applicable Closing, (xi) none of the Group Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements other than the Tax Sharing Agreement or commercial agreements or arrangements entered into in the ordinary course of business not primarily related to Taxes, (xii) other than the consolidated group of which Duke is the common parent, none of the Group Companies has ever been a member of a consolidated group filing for federal or state income Tax purposes, (xiii) none of the Group Companies has engaged in any “reportable transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b) (with the exception of a “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5)), as defined in Section 6707A(c)(1) of the Code (or analogous provision of state or local law), (xiv) none of the Group Companies will be required to include any material item of income or gain, or exclude any material deduction or loss, in the computation of taxable income for any taxable period or portion thereof ending after the applicable Closing Date as a result of (i) any installment sale or open transaction disposition on or prior to the applicable Closing Date, (ii) any prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the applicable Closing Date, or (iii) any change in or improper use of any method of Tax accounting, any closing agreement, or any intercompany transaction made or entered into on or prior to the applicable Closing Date, (xv) none of the Group Companies will incur any Taxes after the applicable Closing Date as a result of an election under Section 965 of the Code made on or prior to the applicable Closing Date, and (xvi) the Group Companies have complied with all requirements imposed on them under applicable Law with respect to any Tax Credits (including the wage and apprenticeship requirements, the domestic content adder requirements (if applicable), and the energy community adder requirements (if applicable), in each case, with respect to the applicable Tax Credit) claimed by them on a Tax Return or with respect to projects placed in service by them prior to the Closing Date and, to Progress Energy’s Knowledge, there is no pending claim by a Governmental Authority or a counterparty to a Material Contract with respect to any loss, disallowance, recapture or reduction of any such Tax Credits and (xvii) the Group Companies have not entered into any partnership flip, lease pass-through or sale leaseback transaction that is intended to monetize Tax Credits.
(b)The Company (i) is, and has been since February 19, 2025, properly treated as an association taxable as a corporation, (ii) from August 1, 2015 to February 19, 2025, was properly disregarded as separate from Progress Energy for U.S. federal (and applicable state and local) income tax purposes and (iii) for all times prior to August 1, 2015 during which Duke owned the equity interests of Progress Energy, was (or its predecessor was) properly treated as an association taxable as a corporation.
(c)The Group Companies are and always have been in compliance with the normalization rules described in Section 168(i)(9) of the Code and 50(d)(2) of the Code, any other applicable provisions of the Code or the treasury regulations promulgated thereunder with respect to any public utility property and any other tax normalization rules or regulations under the Law (“Normalization Rules”), and to Progress Energy’s Knowledge none of the Group Companies has received any public or non-public notice, claim, Action or Proceeding or inquiry with respect to a violation of the Normalization Rules by any Governmental Authority.
(d)Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 4.6, Section 4.7(c)(i) (to the extent specifically related to Taxes), Section 4.13 and this Section 4.11 are Progress Energy’s sole and exclusive representations and warranties with respect to all matters relating to Taxes of or with respect to the Group Companies or any of their respective assets.
Section 4.12Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)Since the Lookback Date, the Group Companies have been in compliance with all applicable Environmental Laws, which compliance includes the possession of all Permits required under Environmental Laws to own and operate their Assets and conduct their operations (“Environmental Permits”), and compliance with the terms and conditions thereof;
(b)Each Environmental Permit is in full force and effect, and neither Progress Energy nor, to Progress Energy’s Knowledge, any of the Group Companies, has received any written notice (i) of noncompliance or default with respect to any Environmental Permit or (ii) of the revocation, termination or material modification of any Environmental Permit;
(c)None of the Group Companies is subject to any pending or, to Progress Energy’s Knowledge, threatened Environmental Claim, and since the Lookback Date, the Group

Companies have not received any written notice of any violation of or liability under Environmental Laws;
(d)None of the Group Companies is subject to any Order pursuant to Environmental Laws or to any settlement of an Environmental Claim under which any Group Company has outstanding obligations;
(e)There have been no Releases of Hazardous Substances on, at, under or migrating from (i) any of the real property currently or formerly owned or operated by any of the Companies or their predecessors, or (ii) to Progress Energy’s Knowledge, any real property on which any Hazardous Substances generated by any of the Group Companies or their predecessors has come to be located, that has resulted or would reasonably be expected to result in Liability for any of the Group Companies; and
(f)Progress Energy and the Group Companies have made available to Investor all material environmental reports and studies in the possession of Progress Energy and the Group Companies prepared since the Lookback Date regarding any non-compliance with or violation by the Group Companies with Environmental Law and the potential liability of the Group Companies in connection with the Release of Hazardous Substances.
(g)Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.12 and in Sections 4.6 through 4.8 are Progress Energy’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Permits and any Liabilities arising under or with respect to any of the foregoing.
Section 4.13Employees and Employee Benefit Plans; Labor.
(a)Schedule 4.13(a) sets forth a complete and accurate list of each Employee Benefit Plan maintained exclusively or primarily for the benefit of current or former employees of the Group Companies as of the Agreement Date. Each plan, program, policy, agreement or other arrangement providing for or regarding compensation or benefits, including any employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, equity or equity-based, change in control, retention, severance, welfare, retirement, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or other employee benefits (i) which is sponsored, maintained, contributed to or required to be contributed to by any Group Company or any other entity that together with any Group Company would be treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code for the benefit of any current or former employee of any Group Company or any direct or indirect majority-owned Subsidiary thereof, (ii) with respect to which any of the Group Companies has any Liability or (iii) in which employees of any of the Group Companies participate (each an “Employee Benefit Plan”): (i) if intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service as to its qualification and, to Progress Energy’s Knowledge, no event has occurred that could reasonably be expected to adversely affect or result in disqualification of such Employee Benefit Plan; and (ii) has been established, operated, funded and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.
(b)There are no pending or, to Progress Energy’s Knowledge, threatened material Action or Proceeding or claims by or on behalf of or otherwise involving any Employee Benefit Plan (other than routine claims for benefits).
(c)Except as would not reasonably be expected to result in Liability to any of the Group Companies, none of the Group Companies nor any ERISA Affiliate (i) has incurred any Liability under Title IV of ERISA or is reasonably expected to incur such Liability, (ii) has failed to timely pay premiums to the Pension Benefit Guaranty Corporation, (iii) has engaged in any transaction which could reasonably be expected to give rise to Liability under Section 4069 or Section 4212(c) of ERISA, or (iv) has violated Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”). None of the Group Companies contribute to or have any Liability with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of the Group Companies have incurred Taxes under Chapter 43 of the Code that remain unsatisfied or participated in any multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA).
(d)Except as set forth on Schedule 4.13(d), none of the Group Companies or any Employee Benefit Plan provides or has an obligation to provide (or otherwise has committed that it would provide) welfare benefits to any current or former employee of the Companies (or dependent thereof) following such termination of employment, other than as required by COBRA or similar state law.
(e)Neither the execution and delivery of this Agreement nor the consummation of the Transactions, whether alone or together with any other event, could reasonably be expected to (i) entitle any current or former officer, director, employee, or individual independent contractor of any Group Company or any direct or indirect majority-owned Subsidiary thereof to any compensation or other benefit (or any increase any compensation or other benefits), (ii) accelerate the time of payment, funding or vesting, or increase the amount, of compensation or benefits due any such individual, (iii) increase the amount payable or result in any other material obligation pursuant to any Employee Benefit Plan, (iv) limit or restrict the right of any Group Company to merge, amend, or terminate any Employee Benefit Plan, or (v) result in the payment of any amount (whether in cash, property, or the vesting of property) that could (individually or in combination with any other such payment) constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or result in the imposition on any person of any excise tax under Section 4999 of the Code.
(f)Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated, maintained, and administered in material compliance with the requirements of Section 409A of the Code and the regulations thereunder.
(g)No Group Company has any obligation to provide (and no Employee Benefit Plan or other agreement provides) any individual with the right to a gross-up, indemnification, reimbursement, or other payment for any Taxes incurred pursuant to Section 409A of the Code or Section 4999 of the Code.
(h)None of the Group Companies are a party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union or other employee representative and no such agreements are currently being negotiated; and no employees of any Group Company are represented by any labor union or other employee representative with respect to their employment with any Group Company. To Progress Energy’s Knowledge, there have been no material strikes, walkouts, slowdowns, pickets, lockouts or other material labor disputes at or affecting the operations of any of the Group Companies since the Lookback Date. There are no pending, and to Progress Energy’s Knowledge, since the Lookback Date, there have been no threatened, attempts to unionize any employees of any Group Company.
(i)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, (i) the Group Companies have complied, in all material respects, with all Laws, Contracts and Orders relating to labor, employment and employment practices, including, without limitation, all Laws concerning equal employment opportunity, leaves and absences, work authorization, wages, hours, classification of employees (both as exempt/non-exempt and as contractor/employee), hiring practices, terms and conditions of employment, discrimination, work breaks, wage payment, employment record keeping, labor relations, collective bargaining, immigration, occupational safety and health, privacy, harassment, retaliation, wrongful discharge, or the payment of social security or similar Taxes, each with respect to any past or present employee or applicant of any Group Company, (ii) none of the Group Companies are engaged, and none has ever been engaged, in any unfair labor practice of any nature, and (iii) since the Lookback Date, there are and have been no Actions or Proceedings of any kind pending or, Progress Energy’s Knowledge, threatened against any Group Company related to any employment or other labor-related matter. There are no material sums owing from any Group Company to any employee, contractor or consultant of a Group Company, or former employee, contractor or consultant of a Group Company for any services or amounts required to be reimbursed or otherwise paid, other than reimbursement of expenses and accrued salary, wages, or fee payments for the current fee or payroll period or any other arrearages that are de minimis in nature and occurring in the ordinary course of business.
(j)To Progress Energy’s Knowledge, all Group Company employees are legally authorized to work in the location where assigned.
(k)To Progress Energy’s Knowledge, the Group Companies have promptly and reasonably investigated all allegations of sexual harassment, or other harassment, discrimination, retaliation or any material policy violation allegations against officers, directors, partners, employees, contractors or agents of any Group Company that have been reported in a manner consistent with its then-policies to the applicable Group Company since the Lookback Date or of which the Group Companies are otherwise aware. With respect to each such allegation (except those the applicable Group Company reasonably deemed to not have merit), the applicable Group Company has taken corrective action reasonably calculated to prevent further improper action. The Group Companies do not reasonably anticipate material liabilities arising out of any such allegations.
Section 4.14Sufficiency of Assets; Liens.
(a)After giving effect to the Progress Energy Required Consents and the Progress Energy Required Approvals, (i) the Assets and other rights owned by the Group Companies or leased, licensed or used by the Group Companies under Contracts with Persons other than Duke, Progress Energy or its Affiliates, together with (ii) the Contractual rights of the Group Companies under the Affiliate Contracts, constitute all of the rights, Contracts, properties and Assets that are necessary and sufficient to conduct the business of the Group Companies in all material respects on the terms and in the manner conducted on the Agreement Date and the First Closing Date (provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or any other violation of Intellectual Property Rights (which is addressed in Section 4.16(a)), and Duke, Progress Energy and its Affiliates (other than the Group Companies) have no right, title or interest in any Assets, services, properties or Contractual rights used by, or for the benefit of the Group Companies, in each case in any material respect, except for any Assets, services, properties and Contractual rights made available to the Group Companies pursuant to the Affiliate Contracts.
(b)In the aggregate, the tangible Assets owned, leased or licensed by or otherwise made available to the Group Companies are in reasonably good repair and operating condition (subject to normal wear and tear and maintenance and repair requirements in the ordinary course of business) and are adequate and suitable for the purposes for which they are presently being used, in each case in all material respects.

(c)Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and except for Permitted Real Property Liens, as applicable, the Assets and properties of the Group Companies are owned, leased or licensed by or otherwise made available to the Group Companies, free and clear of all Liens.
Section 4.15Brokers. None of the Group Companies has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 4.16Intellectual Property.
(a)Except as would not be material to the Group Companies or the business or operations of the Group Companies, since the Lookback Date, none of the Group Companies, or with respect to the business or operations of the Group Companies, their Affiliates, has received any written charge, complaint, claim, demand, or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any Person (including unsolicited offers, demands, or requests to license or cease and desist letters). To Progress Energy’s Knowledge, no Person is infringing, misappropriating, or otherwise violating, or has, since the Lookback Date, infringed, misappropriated, or otherwise violated, any Company Intellectual Property, except as would not be material to the Group Companies or the business or operations of the Group Companies. Except as would not be material to the Group Companies or the business or operations of the Group Companies, since the Lookback Date, to Progress Energy’s Knowledge, the Group Companies have not infringed, misappropriated, or violated any Intellectual Property Rights of any other Person.
(b)All Company Intellectual Property is valid, subsisting, and, to Progress Energy’s Knowledge, enforceable. One of the Group Companies or its Affiliates owns and possesses, all right, title and interest in and to all Company Intellectual Property, and has a valid and enforceable written license to use all other Business Intellectual Property, free and clear of all Liens (other than non-exclusive licenses of Intellectual Property). The Group Companies have taken commercially reasonable steps to protect and preserve all material Company Intellectual Property and the secrecy and confidentiality of all trade secrets included therein, including source code. No open source software that is used in any material proprietary software is used in a manner that would require disclosure or distribution of any source code.
Section 4.17Regulatory Status.
(a)DEF is (i) a “public utility” under the FPA and (ii) an “electric utility” and a “public utility” under the laws of the State of Florida. DEF is subject to regulation by the FPSC and FERC.
(b)DEF has MBR Authority within and outside of peninsular Florida as set forth in its MBR tariff on file in FERC Docket No. ER22-1424-000. On December 7, 2023, FERC issued an Order on Updated Market Power Analysis, Instituting Section 206 Proceeding, and Establishing Refund Effective Date in FERC Docket No. ER10-1333-017, et al., to examine whether DEF and its Affiliates have market power in the Florida Municipal Power Pool balancing authority area. Other than the Section 206 Proceeding, to Progress Energy’s Knowledge, there is not any threatened, in writing or orally, Action or Proceeding which could prevent the exercising and effectiveness of its MBR Authority in any balancing area authority.
(c)DEF is (i) a “holding company” under PUHCA by virtue of its indirect ownership of a small power production qualifying facility (as defined in PURPA) and (ii) is not regulated as a public utility by any state other than the State of Florida. The Company derives no more than thirteen percent (13%) of its “public utility company” (as defined in PUHCA) revenues, calculated pursuant to 18 C.F.R. § 366.3(c)(1), from outside the state of Florida.
(d)Duke, on behalf of DEF, has registered with NERC as a Balancing Authority, Distribution Provider, Generator Owner, Generator Operator, Resource Planner,

Transmission Owner, Transmission Operator and Transmission Planner. DEF has a compliance program and is, and has been since the Lookback Date, in compliance with all applicable reliability standards of NERC and SERC, in each case, except as would not reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. None of Duke, with respect to the Group Companies, or DEF is the subject of any audit or investigation (formal or informal) by FERC, FPSC, NERC or SERC that would reasonably be expected to result in costs or penalties material to the Group Companies, taken as a whole.
Section 4.18Anti-Corruption; Anti-Bribery; Sanctions. The Group Companies have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by them and their respective Representatives with all Anti-Corruption Laws and applicable Sanctions, and each of the Group Companies and their respective officers and directors and, to Progress Energy’s Knowledge, their respective employees and other Representatives are, and have been since the Lookback Date, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, to Progress Energy’s Knowledge, are not engaged in any activity that would reasonably be expected to result in any of the Group Companies being designated as a Sanctioned Person. None of the Group Companies or any of their respective directors, officers or employees, or, to Progress Energy’s Knowledge, any other Representative of the Group Companies is, or has been since April 24, 2019, a Sanctioned Person or has engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country. None of the Group Companies, nor, to Progress Energy’s Knowledge, any of their respective Representatives authorized to act, and acting on behalf of any of them has, directly or indirectly, in connection with the business of any Group Company:
(a)used any corporate or other funds to make or offer any unlawful gift, entertainment, payment, loan or transfer of anything of value to or for the benefit of any Government Official in violation of applicable Laws for the purpose of (i) influencing any act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; or
(b)otherwise violated any Anti-Corruption Laws.
Section 4.19Data Privacy; Cybersecurity.
(a)The Group Companies and (with respect to the business or operations of the Group Companies) their Affiliates have and, to Progress Energy’s Knowledge, with respect to the Processing of Personal Data on the Group Companies’ behalf, their respective Data Processors have, since the Lookback Date, complied in all material respects with all applicable Company Privacy Policies and Privacy Laws. To the extent required by Privacy Laws or Company Privacy Policies, in all material respects (i) Personal Data is Processed by the Group Companies, their Affiliates (with respect to the business or operations of the Group Companies) and, to Progress Energy’s Knowledge, their respective Data Processors, in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Group Companies, their Affiliates and, to Progress Energy’s Knowledge, their respective Data Processors.
(b)Since the Lookback Date, the Group Companies and their Affiliates and, to Progress Energy’s Knowledge, their respective Data Processors have (i) maintained an Information Security Program and (ii) there have been no material violations of the then-current Information Security Program. The Group Companies and their Affiliates have tested their respective Information Security Programs on a no less than annual basis and, except as would not be material to the Group Companies or the business or operations of the Group Companies, have remediated all critical and high risk vulnerabilities (or have otherwise implemented sufficient controls and internal risk acceptance processes to mitigate such vulnerabilities). The IT Systems owned or controlled by the Group Companies are in good working condition, operate and perform as necessary to conduct the business of the Group Companies and, to Progress Energy’s Knowledge, do not contain any Malicious Code.
(c)Except as would not be material to the Group Companies or the business or operations of the Group Companies, since the Lookback Date, the Group Companies and, with respect to the business or operations of the Group Companies, their Affiliates, have not suffered a Data Breach, have not been required to notify any Person or Governmental Authority pursuant to any Privacy Law, and have not been adversely affected by any Malicious Code or denial-of-service attacks on any IT Systems. Since the Lookback Date, none of the Group Companies, any of their Affiliates (with respect to the business or operations of the Group Companies) nor any third party acting at the direction or authorization of any Group Company or any of such Affiliates has paid any perpetrator of any actual or threatened Data Breach or cyber-attack, including a ransomware attack or a denial-of-service attack. Since the Lookback Date, (i) none of the Group Companies or any of their Affiliates has received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person relating to any Data Breach or alleging noncompliance or potential noncompliance with any Privacy Laws or Company Privacy Policies and (ii) none of the Group Companies and their Affiliates has been subject to any proceeding relating to any Data Breach or noncompliance or potential noncompliance with Company Privacy Policies or Privacy Laws or any Group Company’s, or (with respect to the business or operations of the Group Companies) its Affiliate’s, Processing of Personal Data.
Section 4.20Anti-Money Laundering. The operations of each Group Company are, and have since the Lookback Date been, conducted at all times in compliance in all material respects with the requirements of applicable anti-money laundering Laws, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, the regulations administered by the Office of Foreign Assets Control and the anti-money laundering Laws of the various jurisdictions in which the Group Companies conduct business (collectively, “AML Laws”). As of the Agreement Date, to Progress Energy’s Knowledge, no Action or Proceeding involving Progress Energy or any Group Company with respect to the Group Companies’ compliance with AML Laws is pending or threatened in writing.
Section 4.21Intercompany Transactions.
(a)Schedule 4.21(a) sets forth a true and complete list of the Duke affiliate transaction guidelines and cost allocation methodologies (other than those included in the Affiliate Contracts) applicable to the Group Companies as of the Agreement Date (the “Affiliate Guidelines”).
(b)Since the Balance Sheet Date, as of the Agreement Date, all transactions, charges, services, transfers, payments, accruals and other business or obligations between any of the Group Companies, on the one hand, and Duke and its Affiliates (other than the Group Companies) on the other hand (“Intercompany Transactions”), are in compliance in all material respects with the terms of the Affiliate Contracts and Affiliate Guidelines, as applicable.
Article V

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF INVESTOR
Except as disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Investor represents and warrants to Progress Energy as of the Agreement Date as follows:
Section 5.1Organization. Investor is a limited partnership duly organized or created, validly existing and in good standing under the Laws of the State of Delaware. Investor is qualified to do business in all jurisdictions where the failure to qualify would be reasonably expected to materially and adversely affect the ability of Investor to perform its obligations under the Transaction Documents or to consummate the Transactions.
Section 5.2Authority and Power. Investor has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by it. The execution, delivery and performance of each of the Transaction Documents to which Investor is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Investor under its Charter Documents.
Section 5.3Valid and Binding Obligations. Each of the Transaction Documents to which Investor is a party has been duly and validly executed and delivered by Investor, and, assuming the due and valid execution and delivery of such Transaction Documents by the other parties thereto, is enforceable against Investor in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
Section 5.4Approvals and Consents. Except for (a) FERC Approval and filings related thereto, (b) NRC Approval and filings related thereto, (c) CFIUS Approval and filings related thereto (clauses (a) through (c), the “Investor Required Approvals” and together with the Progress Energy Required Approvals, the “Required Approvals”), and (d) such other filings, consents or approvals which, if not made or obtained, would not be reasonably expected to, individually or in the aggregate, materially and adversely affect the ability of Investor to perform its obligations under the Transaction Documents or to consummate the Transactions, Investor is not required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
Section 5.5No Violations. The execution, delivery and performance by Investor of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not, (a) violate the Charter Documents of Investor, (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Investor is a party or by which any of Investor’s properties or Assets are or may be bound or (c) subject to obtaining the Investor Required Approvals, violate any applicable Law or Order, other than, with respect to clauses (b) and (c), any such conflicts, violations or defaults that would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the ability of Investor to perform its obligations under the Transaction Documents or to consummate the Transactions.
Section 5.6No Litigation. There is no Action or Proceeding pending to which Investor is a party (and, to Investor’s Knowledge, there is no Action or Proceeding threatened against Investor), in any such case at law or in equity, that would reasonably be expected, individually or in the aggregate, to materially and adversely affect the ability of Investor to perform its obligations under the Transaction Documents or to consummate the Transactions.
Section 5.7Bankruptcy. Investor has not filed a petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, and no such petition has been filed against

Investor. No general assignment of Investor’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Investor.
Section 5.8Brokers. Investor has no Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Progress Energy or the Group Companies could become liable.
Section 5.9Regulatory Status. Investor (i) is not a “public utility” or “electric utility” under the laws of the State of Florida or the FPA; and (ii) as of the Agreement Date, is not a “public utility holding company” under PUHCA.
Section 5.10Financing; Source of Funds.
(a)Assuming the applicable conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived at or prior to the First Closing and assuming the First Closing Equity Financing and Debt Financing are funded in accordance with the terms and conditions of the BSIP Equity Commitment Letter and the Debt Financing Commitment Letters, Investor will have available to it at the First Closing sufficient unrestricted cash or other sources of immediately available funds to pay the First Closing Purchase Price and any fees, costs, and expenses incurred by Investor in connection with the Transactions and to perform its other obligations hereunder (the “Investor Required Amount”). As of the Agreement Date, Investor does not know of any circumstance or condition that would or would reasonably be expected to prevent or delay the availability of such funds or otherwise impair Investor’s ability to consummate the Transactions and pay the Investor Required Amount at the First Closing. No funds to be paid by Investor will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity, including under AML Laws, or will otherwise be paid in violation of AML Laws.
(b)Assuming the applicable conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived at or prior to the applicable Subsequent Closing and assuming the applicable Subsequent Closing Equity Financing is funded in accordance with the terms and conditions of the BAM Equity Commitment Letter, Investor will have available to it at the applicable Subsequent Closing sufficient unrestricted cash or other sources of immediately available funds to pay the applicable Closing Purchase Price and any fees, costs, and expenses incurred by Investor in connection with the Transactions and to perform its other obligations hereunder (the “Subsequent Closing Investor Required Amount”). As of the Agreement Date, Investor does not know of any circumstance or condition that would or would reasonably be expected to prevent or delay the availability of such funds or otherwise impair Investor’s ability to consummate the Transactions and pay the Subsequent Closing Investor Required Amount at the applicable Subsequent Closing.
(c)Investor has delivered to the Company a true, correct and complete copy of each Equity Commitment Letter pursuant to which (i) with respect to the BSIP Equity Commitment Letter, BSIP has agreed, subject to the terms and conditions thereof, to provide or cause to be provided the First Closing Equity Financing and (ii) with respect to the BAM Equity Commitment Letter, BAM has agreed, subject to the terms and conditions thereof, to provide or cause to be provided the Subsequent Closing Equity Financing. Each Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of, and is entitled to enforce, such Equity Commitment Letter.
(d)Investor has delivered to the Company true, correct, complete and fully executed copies of executed debt commitment letters, dated as of the Agreement Date (the “Debt Commitment Letters”), between Investor and the Debt Financing Sources party thereto (including all exhibits, schedules, joinders and annexes related thereto, and the executed fee letter (the “Fee Letter”) associated therewith (with fee amounts, original issue discount, pricing provisions, market flex, pricing caps and other sensitive economic terms customarily redacted in such Fee Letter or such Debt Commitment Letters, as applicable, if required by the Debt Financing Sources; provided, further, that none of the redacted terms would or would reasonably be expected to (i) adversely affect or delay the availability of the Debt Financing or (ii) adversely affect the conditionality, availability, enforceability or aggregate principal amount of the Debt Financing or the ability to terminate the Debt Financing), as the same may be amended pursuant to Section 6.11(c)) (the Debt Commitment Letters and the Fee Letter, collectively, the “Debt Financing Commitment Letters” and, collectively with the Equity Commitment Letters, the “Commitment Letters”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing in the amounts set forth therein (the “Debt Financing”).
(e)As of the Agreement Date, the Equity Commitment Letters and the terms of the First Closing Equity Financing and the Subsequent Closing Equity Financing have not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been terminated, reduced, withdrawn, modified or rescinded in any respect, and no such amendment, restatement, modification or waiver thereto is contemplated as of the Agreement Date. As of the Agreement Date, each Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, enforceable against Investor and BSIP and BAM (as applicable) in accordance with the terms of such Equity Commitment Letter, respectively (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).
(f)As of the Agreement Date, the Debt Financing Commitment Letters and the terms of the Debt Financing have not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been terminated, reduced, withdrawn, modified or rescinded in any respect, and to Investor’s Knowledge, as of the Agreement Date, no such amendment, restatement, modification or waiver thereto is contemplated. As of the Agreement Date, the Debt Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Investor and, to Investor’s Knowledge, the other parties thereto, enforceable against each party thereto in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).
(g)Investor acknowledges and agrees that its obligation to consummate the Transactions contemplated by this Agreement are not subject to any conditions regarding Investor’s or any other Person’s ability to obtain financing for the consummation of the Transactions.
(h)As of the Agreement Date, there are no side letters or other legally binding agreements, contracts, arrangements, or understandings of any kind (written or oral) relating to the funding or investing, as applicable, of the full amount of the First Closing Equity Financing, the Subsequent Closing Equity Financing and the Debt Financing, other than (i) the applicable Commitment Letters and (ii) side letters among BSIP, BAM, the Brookfield Group and their respective Affiliates with respect to the First Closing Equity Financing and the Subsequent Closing Equity Financing. Neither the First Closing Equity Financing, the Subsequent Closing Equity Financing nor the Debt Financing is subject to any conditions precedent other than those expressly set forth in the applicable Commitment Letter.

(i)As of the Agreement Date, (i) no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of Investor or BSIP or BAM under the Equity Commitment Letters (as applicable) and (ii) Investor has no reason to believe that any of the conditions to the First Closing Equity Financing or the Subsequent Closing Equity Financing will not be satisfied on a timely basis (or that the full amount of the First Closing Equity Financing or the Subsequent Closing Equity Financing will not be available to Investor) on or prior to the First Closing Date or a Subsequent Closing Date (as applicable).
(j)As of the Agreement Date, (i) no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of Investor, or, to Investor’s Knowledge, any other party to the Debt Financing Commitment Letters, under the Debt Financing Commitment Letters, and (ii) Investor has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis (or that the full amount of the Debt Financing will not be available to Investor) on or prior to the First Closing Date. Investor will fully pay when due (and has paid to the extent required to be paid on or prior to the Agreement Date) any and all commitment and other fees, costs and expenses that are required to be paid pursuant to the Debt Financing Commitment Letters or otherwise in connection with the Debt Financing.
Section 5.11Guarantee. The commitments contained in Guarantee have not been terminated, reduced, withdrawn, modified or rescinded in any respect, and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of BSIP under the Guarantee. The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of BSIP, enforceable against BSIP in accordance with the terms of the Guarantee (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).
Section 5.12Investment Intent. Investor acknowledges that neither the offer nor the sale of the applicable Acquired Interests has been registered under the U.S. Securities Act of 1933 (the “Securities Act”), or under any state or foreign securities Laws. Investor is acquiring the applicable Acquired Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Laws and with no present intention of distributing or reselling any part thereof. Investor will not so distribute or resell any of the applicable Acquired Interests in violation of any such Laws.
Section 5.13Prohibited Transactions. Neither the acquisition by Investor nor the holding by Investor of the applicable Acquired Interests will result in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
Article VI

COVENANTS
Section 6.1Conduct of Business after the Agreement Date.
(a)From the Agreement Date until the earliest of (x) the termination of this Agreement and (y) the First Closing, except (i) as required or expressly permitted by this Agreement or any Ancillary Agreement, (ii) as set forth in Schedule 6.1, (iii) as required by applicable Law or Order or (iv) with the prior written consent of Investor (which consent shall not be unreasonably withheld, delayed or conditioned), Progress Energy shall cause each of the Group Companies (A) to conduct its business in the ordinary course of business consistent with past practice, (B) to preserve, maintain and protect the Assets of each of the Group Companies, in each case, in material compliance with applicable material Permits, Laws and the Material Contracts, (C) not to issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their Equity Interests, (D) not to split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their Equity Interests, (E) not to fail to maintain its existence or merge or consolidate with any other Person, (F) not to prepare or file any material Tax Return inconsistent with past practice or, on any such material Tax Return, take any position, make any material election, or adopt any material method of Tax accounting that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, file any material amended Tax Return, settle or otherwise compromise any claim relating to a material amount of Taxes, enter into any closing agreement or similar agreement relating to Taxes, surrender any right to claim a material Tax refund, offset or other reduction in a material Tax liability, or request any ruling or similar guidance with respect to Taxes, in each case except to the extent such action is not reasonably expected to result in a material increase in the Tax liability of the Group Companies for any Tax period, (G) not to take any action that is inconsistent with the purpose of the business of the Company as set forth in Section 2.3 of the A&R LLC Agreement (including entering into any new line of business), (H) not to liquidate, dissolve, reorganize or otherwise wind up its business or operations, (I) not to (1) incur any Debt if pro forma for such incurrence, the Consolidated Net Leverage Ratio (as defined in the A&R LLC Agreement) would exceed the Debt Layer (as defined in the A&R LLC Agreement) by more than one percent (1.0%), (2) guarantee any Liabilities of Duke or any of its Affiliates (other than Liabilities of the Group Companies) or (3) permit or suffer to exist any Lien (other than Permitted Real Property Liens) on any of its properties or assets as security for any Debt of Duke or any of its Affiliates (other than the Group Companies), (J) not to declare or pay any dividend or distribution to the holders of any Equity Interests in the Company, (K) not to enter into or effectuate, or otherwise agree, commit, decide or delegate authority to take, any action that would constitute a “Major Decision” (whether “Manager Matters,” “Investor 4.9% Matters,” or “Investor Matters”) or a “Permitted Material Business Deviation Decision” pursuant to and as defined in the A&R LLC Agreement, or (L) to agree or commit to do any of the foregoing acts described in clauses (C)–(K) hereof.
(b)Notwithstanding anything to the contrary in this Agreement, from the Agreement Date until the earlier termination of this Agreement and the First Closing, Progress Energy may cause any of the Group Companies to take reasonable actions in accordance with Good Utility Practice and in compliance with applicable Law, taking into account the geographic locations of such actions, as reasonably necessary in connection with an Emergency Situation in compliance with applicable Law, including taking any action that requires the prior written consent of the Investor set forth in Section 6.1(a)(iv) without receiving such prior written consent to the extent that (i) seeking the consent of Investor prior to taking any such action is impossible, impractical, or imprudent (in the good faith discretion of Progress Energy) or (ii) Investor fails to respond to Progress Energy’s request for consent within twenty-four (24) hours and it would be impractical or imprudent (in the good faith discretion of Progress Energy) to refrain from taking such action; provided, however, that Progress Energy shall provide Investor with reasonably prompt (and, to the extent reasonably practicable, prior) written notice of any such Emergency Situation and such actions.
Section 6.2Expenses; Transfer Taxes; Tax Matters.
(a)Expenses. Except as otherwise provided in any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses; provided, however, that Progress Energy shall be responsible for any costs and expenses, including legal fees, brokers’ fees or fees and expenses of other any consultants and advisors, incurred by the Group Companies in connection with the Transactions.

(b)Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Investor shall be responsible for the timely payment of all Transfer Taxes arising out of or incurred in connection with the Transactions. In addition, Investor shall prepare and timely file all necessary documentation and Tax Returns required to be filed by Investor with respect to such Transfer Taxes. The Parties shall cooperate in good faith in the filing of such Tax Returns, and in attempting to minimize the amount of such Transfer Taxes to the extent permitted under applicable Law.
(c)Tax Returns. With respect to any income Tax Returns to be filed by or on behalf of any Group Company, not less than forty-five (45) days prior to the due date for such income Tax Return, taking into account applicable extensions (or, if such due date is within forty-five (45) days following the First Closing Date, as promptly as practicable following the First Closing Date), Duke shall provide Investor, or cause Investor to be provided, with a draft copy of such income Tax Return (along with any other information reasonably requested by Investor relating to such income Tax Returns and any Tax elections made on such income Tax Returns) for Investor’s review and comment; provided, however, in the case of any such income Tax Returns that are filed on a consolidated, combined or unitary basis that includes Duke or any of its Subsidiaries other than the Group Companies (a “Group Return”), Duke shall provide Investor, or cause Investor to be provided, pro forma income Tax Returns reflecting solely the income and operations of the Group Companies. Duke shall consider in good faith any comments to such income Tax Returns (or pro forma income Tax Returns) that are provided to Duke by Investor no later than fifteen (15) days prior to the due date for such income Tax Returns, taking into account applicable extensions. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein or in any Transaction Document, in no event shall Duke or any of its Affiliates be required to provide any information to Investor that relates to a Group Return except to the extent such information relates solely to the Group Companies or relates to making a Tax election that is binding on all entities included in such Group Return.
(d)Tax Elections. Without the prior written consent of Investor, which consent shall not be unreasonably withheld, conditioned, or delayed, neither Duke nor any of its Subsidiaries (including the Group Companies) will make or cause to be made any Tax election (other than Tax elections made in the ordinary course of business or that relate to the transfer of Tax credits pursuant to Section 6418 of the Code) that would reduce or limit the use of the Tax attributes of the Group Companies if such Tax election would be reasonably likely to have a material adverse effect on the Taxes payable by any Group Company or the payments due to any Group Company pursuant to the Tax Sharing Agreement, unless such adverse effect in any taxable period will be recovered by DEF through rates in the same taxable period or in two (2) succeeding taxable periods.
(e)Tax Sharing Payments. Duke shall promptly provide, or cause to be promptly provided, to Investor copies of the computations of all amounts payable by or to any Group Company under the Tax Sharing Agreement and reasonable access to all records, work papers, and other documents of or relating to the Group Companies which are reasonably necessary to verify such computations. Duke shall work, in good faith, taking into account all relevant circumstances surrounding the preparation of the computations, to provide such computations to Investor so that Investor has a reasonable opportunity to review the computations before any payment is made by or to the Group Companies pursuant to the Tax Sharing Agreement and provide comments, which Duke will consider in good faith. Notwithstanding anything to the contrary in this Agreement or the Tax Sharing Agreement, following any payment made directly or indirectly by any Group Company, on the one hand, to Duke or any of its Affiliates or any other Person (other than, in each case, a Group Company), on the other hand, pursuant to the Tax Sharing Agreement, in connection with, or otherwise resulting, from the filing of any amended or superseding Tax Return or Tax audit or similar proceeding (including, for the avoidance of doubt, Item 2 set forth on Schedule 4.11(a)) relating to any taxable period, or any portion thereof, ending on or before the First Closing Date (each such payment, a “Designated Tax Sharing Payment”), Duke shall cause Progress Energy to promptly contribute cash in an amount equal to such Designated Tax Sharing Payment to the Company as a contribution to capital and with no issuance of Equity Interests or other securities in respect of such contribution. Until the earlier to occur of (x) the Subsequent Closing End Date and (y) such time as Investor shall have acquired the Maximum Acquired Percentage, Duke shall use commercially reasonable efforts to provide a corporate payment or intercompany credit (within the meaning of the Tax Sharing Agreement) to the Company in respect of any corporate taxable loss (within the meaning of the Tax Sharing Agreement) of the Company in accordance with Section 4 of the Tax Sharing Agreement no later than five (5) Business Days following the payment of any cash interest paid by the Company with respect to any Debt (as defined in the A&R LLC Agreement) of the Company (excluding, for the avoidance of doubt, Debt of the Company’s Subsidiaries); provided that it shall be assumed for this purpose, notwithstanding anything to the contrary contained in the Tax Sharing Agreement, that such corporate taxable loss is fully utilized to reduce the consolidated regular income tax of the Group (as defined in the Tax Sharing Agreement) for such period. Notwithstanding anything to the contrary contained in the Tax Sharing Agreement, the amount paid to the Company pursuant to this Section 6.2(e), and the amount of any taxable loss for which such payment is received, shall be ignored for purposes of determining the Company’s obligations and entitlements under the Tax Sharing Agreement.
(f)Tax Proceedings. Duke shall, or shall cause its Affiliates or Subsidiaries (including the Group Companies) to (i) promptly notify Investor of any proposed Tax audit or similar proceeding to the extent it relates to material Taxes for which any of the Group Companies may be liable (a “Tax Proceeding”), (ii) keep Investor reasonably apprised regarding the progress of any such Tax Proceeding, (iii) consult in good faith with Investor prior to taking any material action in connection with any such Tax Proceeding, provided that such consultation does not unreasonably delay or impede the progress of the Tax Proceeding, and (iv) defend any such Tax Proceeding diligently and in good faith as if the Group Companies were the only parties in interest. For the avoidance of doubt, and notwithstanding the foregoing, (A) none of Duke or any of its Affiliates shall be required to keep Investor apprised of, or consult with Investor on, any issue relating to any aspect of a Group Return that does not relate to, or affect the Tax Liability of, any Group Company, (B) in no event shall Duke or any of its Affiliates be required to provide any information to Investor that relates to a Group Return except to the extent such information relates solely to, and affects the Tax Liability of, the Group Companies, and (C) without limiting Investor’s rights in the event of a breach of the covenant in the prior sentence, in no event shall Duke or any of its Affiliates be precluded from resolving any Tax Proceeding relating to a Group Return.
(g)Certain Transactions. Neither Duke nor any of its Affiliates or Subsidiaries (including the Group Companies) will cause any Group Company to participate in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (with the exception of a “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5)), as defined in Section 6707A(c) of the Code, or transaction of interest within the meaning of Treasury Regulations Section 1.6011-4(b)(6), whether as a separate entity or as a member of a group filing a Group Return.
(h)Disaffiliation. Upon a disaffiliation of any Group Company that results in any Group Company no longer being included in the Duke Consolidated Group, the income, deductions, gains, losses, and other items of such disaffiliated Group Company will be allocated between the period on or prior to such disaffiliation and the period beginning on the day after such disaffiliation on a closing-of-the-books basis in a manner consistent with Treasury Regulations Section 1.1502-76(b)(2) (or similar provision of state, local or foreign law) without any ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) (or

similar provision of state, local or foreign law), unless Duke determines that it is beneficial to both Duke and Investor to use a ratable allocation method and Investor provides prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(i)FIRPTA Matters. If necessary to prevent or reduce withholding pursuant to Section 1445 of the Code on (i) payments made by the Company to Investor or (ii) payments made by a third party to Investor, in each case, in respect of Investor’s interest in the Company, Duke and its Affiliates shall reasonably cooperate with (including by providing reasonable and sufficient information to) Investor in connection with Investor obtaining a withholding certificate from the IRS pursuant to Treasury Regulations Section 1.1445-3 or Treasury Regulations Section 1.1445-6, as applicable (or any successor provision); provided, that in the case of any withholding certificate in respect of payments made under clause (i) above, the Company shall reimburse Investor for any reasonable and out-of-pocket costs and expenses incurred in obtaining such withholding certificate up to a maximum amount of $100,000. Without limiting the foregoing, following the First Closing, at the Company’s expense, Investor, Duke and their respective Affiliates shall reasonably cooperate from time to time in evaluating whether the Company may constitute a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Without limiting the foregoing, the Company shall promptly notify Investor in writing if it becomes aware that the Company is or has become a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) at any time.
Section 6.3Regulatory Matters.
(a)FERC. As soon as practical following the execution of this Agreement, but in no event later than thirty-five (35) Business Days from the Agreement Date, Progress Energy and Investor will submit a joint application to the FERC pursuant to Section 203 of the FPA seeking FERC approval for the purchase and sale of the Acquired Interests (the “FERC Approval”). Each Party shall cooperate with each other in the preparation and filing of such application to obtain the FERC Approval, and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Parties shall use reasonable best efforts to obtain the FERC Approval at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and prosecution of any such filing to obtain the FERC Approval.
(b)CFIUS. Each Party shall cooperate and use reasonable best efforts to obtain CFIUS Approval. Such reasonable best efforts shall include (i) promptly (and in no event later than thirty-five (35) Business Days from the Agreement Date, unless otherwise agreed by the Parties) prepare and file a draft of a joint voluntary notice of the transactions contemplated hereby in accordance with the CFIUS Statute; as promptly as practicable provide CFIUS with any additional or supplemental information requested by CFIUS with respect to such draft joint voluntary notice; and, as promptly as practicable following the receipt of confirmation that CFIUS has no further comment on the draft of the joint voluntary notice of the transactions contemplated hereby, shall submit to CFIUS a formal joint voluntary notice in accordance with the CFIUS Statute (the “CFIUS Notice”); (ii) providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS assessment, review, and/or investigation of the Transactions within the timeframes set forth in the CFIUS Statute or within a longer time frame approved by CFIUS in writing, provided that any Party, after consultation with each such other Party, may request in good faith an extension of time pursuant to the CFIUS Statute to respond to CFIUS requests for follow-up information, provided that under no circumstance may a party request any extension that would reasonably be expected to cause CFIUS to reject the CFIUS Notice; (iii) participating (or directing its Representatives to participate) in any informal pre-filing discussions with representatives of CFIUS; (iv) drafting, coordinating, and submitting the notice to CFIUS, including by allowing each such other Party to have an opportunity to review in advance and comment on drafts of filings, subject to redactions of personal identifying information and information reasonably determined by such other Party to be business confidential; (v) informing each such other Party of any communication received by such Party from, or given by such Party to, CFIUS, by promptly providing copies to the other of any such written communications, except for any exhibits to such communications that are otherwise requested by CFIUS to remain confidential from each such other Party or information reasonably determined by such other Party to be business confidential; (vi) permitting each other to review in advance any written communication that any Party provides to CFIUS and any written preparatory materials in respect of any material oral communication except, in each case, for any communications that are requested by CFIUS to remain confidential from each such other Party or information reasonably determined by such Party to be business confidential, (vii) reasonably consulting with each other Party in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, giving each other Party the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS; (viii) preparing for and attending any meetings with CFIUS; and (ix) taking any other reasonably requested action in furtherance of CFIUS Approval. Investor shall pay the filing fee for any CFIUS Notice. Notwithstanding anything to the contrary herein, if CFIUS notifies the Parties in writing that CFIUS (i) has completed its review or investigation or has determined that it requires no more time to review or investigate; and (ii) intends to send a report to the President recommending that the President act to suspend or prohibit the transactions contemplated by this Agreement (a “CFIUS Turndown”), none of the Parties shall have any further obligation to seek CFIUS Approval, and any Party may in its discretion request withdrawal of the CFIUS Notice; provided that this right shall not be available to any Party whose material breach of any provision of this Agreement resulted in, or was a principal cause of, such CFIUS Turndown.
(c)NRC. As soon as practical following the execution of this Agreement, but in no event later than thirty-five (35) Business Days from the Agreement Date, Progress Energy with the cooperation of Investor shall submit an application to the NRC requesting (i) a written threshold determination from the NRC that the Transactions do not constitute a direct or indirect transfer of control of any license issued by the NRC (such determination, a “Threshold Determination”), or in the alternative, (ii) NRC’s written consent for the indirect transfer of control over any NRC licenses held by DEF resulting from the transaction under 18 C.F.R. § 50.80 (such consent, the “NRC Consent”). Each Party shall cooperate with each other in the preparation and filing of such application to obtain NRC Approval, and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Parties shall use reasonable best efforts to obtain the NRC Approval at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and prosecution of any such filing to obtain the NRC Approval.
(d)Other Regulatory Filings. Each Party shall cooperate and use reasonable best efforts to prepare and file, or cause to be filed, as soon as practicable, but in no event later than thirty-five (35) Business Days from the Agreement Date, all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Transactions as soon as reasonably practicable and in any event prior to the Termination Date. Each Party shall have the right to review within a reasonable time in advance and to offer comments on any filing made after the Agreement Date and until the Termination Date (as the same may be extended hereunder) by the other Party (or Affiliates of the other Party) with any Governmental Authority with respect to the transactions; provided, however, that, to the extent such filings contemplate confidential or sensitive information of a Party (or a Party’s Affiliates), the Parties shall (subject to the limitations set forth in this Agreement), in good faith, cooperate to provide the necessary or requested confidential or sensitive information in such a manner as to reasonably protect the interests of the disclosing Party, including, at the discretion of the Party from whom such information is sought, by providing it subject to a protective order, while not adversely affecting the timely consummation of the Transactions. Progress Energy does not anticipate that any state utility regulatory commission will be required in connection with the transactions contemplated by this Agreement. In the event that any such approvals or consents are required, or any inquiries are initiated, Investor agrees to cooperate with Progress Energy, and each of Progress Energy and Investor agrees to use its reasonable best efforts, to obtain such consents and approvals as promptly as practicable after the Agreement Date, and Progress Energy shall be solely responsible for all costs and expenses in connection therewith.
(e)In furtherance of this Section 6.3, until the earlier of the termination of this Agreement or the First Closing, neither Investor nor any of its Affiliates shall acquire or enter into any contract to acquire, direct or indirect control over an electric generation facility or its output or a public utility operating in the State of Florida if such action would reasonably be expected to materially impair or delay the consummation of the Transactions for any reason or result in the failure to satisfy any condition to the consummation of the Transactions. Notwithstanding anything to the contrary herein, Investor and its Affiliates shall not be required to take or agree to take any action that constitutes a Burdensome Condition in connection with the Transactions (including pursuant to this Section 6.3 or Section 6.4) and without prior written consent of Investor, none of the Group Companies shall take, offer or accept, or agree, commit to agree or consent to any action, undertaking, term, condition, liability, obligation, commitment, sanction or other measure requiring Investor or its Affiliates to take any action that constitutes a Burdensome Condition.
(f)Copies and Notices. Except with respect to Taxes, (i) each Party shall promptly provide the other Party with copies of all filings made by such Party with any Governmental Authority in connection with this Agreement and the Transactions; provided, however, that, to the extent such filings include confidential or sensitive information of Investor, the portions thereof including such sensitive or confidential information may be redacted and, at the discretion of Investor, be provided only on an outside counsel basis or directly to the relevant Governmental Authority; and (ii) the Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other Party with copies of any notices or other communications received by Progress Energy or Investor, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Authority with respect to the Transactions. Each Party shall promptly provide the other Party with notice of any change or event that would reasonably be expected to materially impair such Party’s ability to perform its obligations under or consummate the Transactions.
(g)Books and Records. Notwithstanding anything to the contrary in this Agreement, the Group Companies shall not be required to provide to Investor any portion of any Tax Return (or any supporting work papers or other documentation related thereto) of Duke or any of its Affiliates, other than to the extent such information relates solely to the Group Companies.
Section 6.4Notice Filings. Duke shall use reasonable best efforts to make, or cause to be made, the notice filings set forth on Schedule 3.4(e) in accordance therewith, and shall bear all costs and expenses in connection therewith. Duke shall keep Investor reasonably informed in connection therewith, including by affording Investor an opportunity to review any documentation in connection therewith and considering any comments from Investor in good faith.
Section 6.5Further Assurances. Each Party will, and, as applicable, will cause its Affiliates to, take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions in accordance with the terms hereof, including executing such further documents or instruments and taking such further actions as may be reasonably requested by another Party in order to consummate the Transactions in accordance with the terms hereof; provided, however, that this Section 6.5 shall not apply to the Parties’ obligations in connection with obtaining the Required Approvals or any other permits, consents, approvals and authorizations of a Governmental Authority that may be necessary or advisable to consummate the Transactions, with respect to which the Parties’ obligations are set forth in Section 6.3 or Section 6.4, respectively.
Section 6.6Announcements. Other than to the extent consistent with any press release or other public announcement approved by the Parties relating to the subject matter of this Agreement or the Transactions, no Party shall issue any press release or any other public announcement with respect to this Agreement or the Transactions without obtaining the prior written consent of the other Parties, except as may be required by applicable Law or obligations under any listing agreement with or rules of any national securities exchange. The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form consented to by each Party. Notwithstanding the foregoing, Investor, BSIP, BAM and any of their respective Representatives may disclose, subject to customary confidentiality restrictions in such Person’s reasonable determination, the subject matter of this Agreement and the financial return and other financial performance, statistical information or other similar information in connection with fundraising, marketing, informational or reporting activities to or of such funds or affiliated investment vehicles and to the partners, members, other Representatives or other current or prospective investors therein.
Section 6.7Confidentiality. Investor and Progress Energy each reaffirm and shall fulfill their obligations under the Confidentiality Agreement. For the avoidance of doubt, the Confidentiality Agreement shall continue in full force and effect regardless of any termination of this Agreement; provided, however, that, notwithstanding anything in the Confidentiality Agreement, Investor and any of its Representatives may disclose (a) this Agreement, the subject matter of this Agreement and the financial return and other financial performance, statistical information or other similar information in connection with (x) fundraising, marketing, informational or reporting activities to or of such funds or affiliated investment vehicles and to the partners, members, other Representatives or other current or prospective investors therein and (y) subject to customary confidentiality restrictions in such Person’s reasonable determination, the Debt Financing or the Equity Financing, (b) financial information concerning the Group Companies, including any financial models prepared in connection with the Transactions, to the extent reasonably necessary or advisable in connection with any Required Approvals and, subject to customary confidentiality restrictions in such Person’s reasonable determination, the First Closing Equity Financing, the Subsequent Closing Equity Financing or the Debt Financing and (c) such other information with respect to the Group Companies to which the terms of the Confidentiality Agreement apply, in connection with the Debt Financing or the Equity Financing, subject to customary confidentiality restrictions in such Person’s reasonable determination; provided, further, that after the First Closing, to the extent that the A&R LLC Agreement contains provisions that govern the confidential treatment of any information, the Confidentiality Agreement shall no longer apply to such information and all matters with respect to such information shall be governed by the A&R LLC Agreement.
Section 6.8Notice of Certain Events. Progress Energy shall provide Investor with notice of any Additional Capital Investment with a description of the uses therefor reasonably promptly following the date of any such Additional Capital Investment.
Section 6.9Access to Information. Progress Energy shall, and shall cause the Group Companies to, afford to Investor and its Representatives reasonable access, upon reasonable notice during normal business hours during the period before the First Closing, to all the personnel, properties, books, contracts, commitments, records and financial, operating and other data of the Group Companies and, during such period, shall furnish promptly to Investor any information concerning the Group Companies as Investor may reasonably request; provided that such access does not unreasonably interfere with the normal operations of any of the Group Companies. Nothing set forth in this Agreement shall require Progress Energy to, or to cause any Group Company to, (a) allow Investor and its Representatives to, and Investor and its Representatives shall not, conduct any invasive environmental sampling, testing or investigation at any of the facilities or properties of the Group Companies without the prior written consent of Progress Energy (but the foregoing shall not preclude Investor from conducting any visual, non-invasive environmental site assessment or from receiving any other environmental information in the possession of and concerning the Group Companies as Investor may reasonably request), (b) provide Investor and its Representatives with any information regarding Progress Energy or its Affiliate’s businesses, assets, financial performance or condition or operations not involving the Group Companies, (c) provide Investor and its Representatives any record or information relating to any joint, combined, consolidated or unitary Tax Return that includes Duke or any of its Subsidiaries (other than the Group Companies) (or any supporting work papers or other documentation related thereto), so long as Investor receives a pro forma income Tax Return or comparable documentation or material Tax information that relates solely to the income and operations of the Company or its Subsidiaries or (d) provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege otherwise applicable with respect to such information or contravene any Law or binding agreement with any party that is not an Affiliate of Duke entered into prior to the Agreement Date by the Company providing such information; provided, however, that Progress Energy shall use its reasonable efforts to provide such access and disclose such information in a manner that would not jeopardize such attorney-client privilege or violate such Law or agreement.
Section 6.10Intercompany Transactions; Affiliate Contracts. From the Agreement Date until the First Closing, Duke and Progress Energy shall, and shall cause the Group Companies to, conduct and make all Intercompany Transactions in compliance in all material respects with the terms of the Affiliate Contracts and Affiliate Guidelines, as applicable.
Section 6.11Financing.
(a)Investor shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Debt Financing and to consummate the Debt Financing on the First Closing Date, including using reasonable best efforts to (i) negotiate, execute and deliver definitive agreements (such definitive agreements being referred to as the “Debt Financing Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment Letters (including any “market flex” provisions applicable thereto) or, if available, on other terms and conditions that are acceptable to Investor in lieu of the Debt Financing contemplated under the Debt Financing Commitment Letters; provided that such other terms and conditions would not and would not reasonably be expected to (A) reduce the aggregate amount of net proceeds of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), unless accompanied by, in a corresponding amount (x) an increase in the commitment under the BSIP Equity Commitment Letter or (y) the provision of cash or other sources of immediately available funds accessible to Investor or (B) add, expand or otherwise modify the conditions precedent or contingencies to the funding of the Debt Financing if such additions, expansions or modifications would or would reasonably be expected to (x) make less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on or prior to the First Closing Date, (y) adversely affect the ability of Investor to timely consummate the Transactions or (z) adversely impact the ability of Investor to enforce its rights against any other party to any of the Debt Financing Commitment Letters or the Debt Financing Agreements, (ii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Investor in the Debt Financing Commitment Letters, (iii) maintain in full force and effect the Debt Financing Commitment Letters in accordance with the terms thereof and not cancelling any commitments thereunder (subject to Investor’s right to replace, restate, supplement, modify, substitute, waive or amend the Debt Financing Commitment Letters in accordance with this Section 6.11), (iv) in the event that all conditions in each Debt Financing Commitment Letter have been satisfied or waived or, substantially concurrently with funding would be satisfied or waived, draw down upon and consummate the Debt Financing required for the First Closing and (v) paying all commitment or other fees and other amounts that become due and payable under or with respect to the Debt Financing Commitment Letters or otherwise with respect to the Debt Financing as they become due and payable.

(b)Investor shall, promptly following the request of the Company, keep the Company reasonably informed with respect to the status of its efforts to arrange the Debt Financing, including advising and updating the Company, in a reasonable level of detail, with respect to status and proposed closing date of the Debt Financing. Without limiting the generality of the foregoing, Investor agrees to notify the Company promptly (i) if the commitments with respect to all or any portion of the Debt Financing shall expire or otherwise become unavailable or be terminated for any reason, (ii) of a breach, default, termination or repudiation (or alleged or purported breach, default, termination or repudiation) by any party to the Debt Financing Commitment Letters of which Investor becomes aware, including any Debt Financing Source notifying Investor in writing that such Debt Financing Source (or its applicable Affiliate) no longer intends to provide financing to Investor on the terms set forth therein or Investor receiving any notice, or other communication with respect to, any actual or threatened breach, default, termination or repudiation by any party to any Debt Financing Commitment Letter or (iii) if Investor has concluded in good faith that it will not be able to obtain, on or prior to the First Closing Date, all or any portion of the Debt Financing contemplated by the Debt Financing Commitment Letters (each of the foregoing, a “Debt Financing Failure Event”).
(c)Investor shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Financing Commitment Letter (including replacements of any Debt Financing Commitment Letter in connection with any other financing issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Financing Commitment Letter); provided, however, that Investor shall not, without the prior written consent of the Company, agree to, or permit, any amendment, restatement, replacement, substitution, supplement or other modification of, or waiver or consent under, the Debt Financing Commitment Letters, any Debt Financing Agreement or any other documentation relating to the Debt Financing if such amendment, restatement, replacement, substitution, supplement or other modification of, or waiver or consent would or would reasonably be expected to (i) reduce the aggregate amount of net proceeds of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) unless accompanied by, in a corresponding amount, (x) an increase in the commitment under the BSIP Equity Commitment Letter or (y) the provision of cash and/or other sources of immediately available funds accessible to Investor, (ii) add, expand or otherwise modify the conditions precedent or contingencies to the funding of the Debt Financing if such additions, expansions or modifications would or would reasonably be expected to (x) make less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on or prior to the First Closing Date, (y) adversely affect the ability of Investor to timely consummate the Transactions or (z) adversely impact the ability of Investor to enforce its rights against any other party to any of the Debt Financing Commitment Letters or the Debt Financing Agreements; provided that Investor may amend the Debt Financing Commitment Letters to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles of comparable creditworthiness that had not executed the Debt Financing Commitment Letters as of the Agreement Date to the extent doing so would not impose new, modified or additional conditions or expand any existing conditions to the amount, receipt or availability of the Debt Financing or result in any amendments to the Debt Financing Commitment Letters that would not otherwise be permitted without the Company’s consent. Upon any such replacement, amendment, supplement or other modification of, or waiver under, any Debt Financing Commitment Letter in accordance with this Section 6.11, the terms “Debt Financing” and “Debt Financing Commitment Letters” shall mean the Debt Financing contemplated by such Debt Financing Commitment Letter as so replaced, substituted, amended, supplemented, modified or waived and such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived, respectively.
(d)If any Debt Financing Failure Event occurs, Investor shall, as promptly as practicable following the occurrence of such event, (i) notify the Company thereof and the reason therefor and (ii) use its reasonable best efforts to arrange and obtain from the same or alternative Debt Financing Sources, alternative financing on terms and conditions not materially more adverse (in the aggregate) to the Investor than those contained in the Debt Financing Commitment Letters and in an amount sufficient to enable Investor to consummate the Transactions and to pay the Investor Required Amount (“Alternative Financing”). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing, and the term “Debt Financing Commitment Letters” as used in this Agreement shall be deemed to include the commitment letter(s) with respect to such Alternative Financing. Investor shall promptly provide the Company with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing (provided that such agreements may be customarily redacted to remove terms regarding fee amounts, original issue discount, pricing provisions, market flex and other economic terms if required by such Debt Financing Sources; provided, further, that none of the redacted terms would or would reasonably be expected to (x) adversely affect or delay the availability of the Alternative Financing or (y) adversely affect the conditionality, availability or aggregate principal amount of the Alternative Financing).
(e)Except as otherwise permitted pursuant to this Section 6.11, neither Investor nor any of its Affiliates shall take any action that would reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing.
(f)Progress Energy and the Company shall cooperate with Investor and participate alongside Investor in pursuing any approval or consent from any applicable Governmental Authority required in connection with any effort by Investor to obtain equity financing, the proceeds of which will be used to consummate the transactions contemplated hereby, including any Subsequent Closing (the “Equity Financing”); provided, however, that (i) Investor shall not make any filings other than the Investor Required Approvals in connection with the foregoing, and in no event shall Investor, Progress Energy or the Company be required to, in connection with the foregoing, and Investor shall not take any action in connection with the foregoing that would require Investor, Progress Energy or the Company to, make any amendment or modification to any application, notice, petition or filing previously submitted to such applicable Governmental Authority pursuant to Section 6.3 prior to the First Closing and (ii) for the avoidance of doubt, Investor’s receipt of any Equity Financing is not a condition precedent to any Closing.
Section 6.12Financing Cooperation.
(a)In connection with any contemplated obtainment of Debt Financing, prior to the First Closing, or any Equity Financing prior to the Subsequent Closing End Date, in each case, at Investor’s expense, the Company shall use reasonable best efforts to, and shall cause the other Group Companies to use reasonable best efforts to (and shall use reasonable best efforts to cause its Representatives to provide) to Investor (at Investor’s sole expense) such cooperation as may be reasonably required by Investor to assist it in arranging and obtaining the Debt Financing, subject to Section 6.12(b), and any Equity Financing. Such cooperation may include: (i) with respect to the Debt Financing, participation with prospective lenders and with rating agencies in a reasonable number (at reasonable times and locations mutually agreed and with reasonable advance notice) (it being understood that any such meeting may take place via videoconference or web conference at the Company’s option) of meetings, drafting sessions, calls, roadshows, due diligence sessions (including accounting due diligence sessions) and presentations, including direct contact between senior management of the Company and the Group Companies (and using commercially reasonable efforts, to provide access to non-legal advisors), on the one hand, and the actual and potential Debt Financing Sources, on the other hand, (ii) with respect to the Debt Financing, assisting Investor in preparing materials for rating agency presentations, credit agreements, indentures, offering documents, prospectuses, bank and investor information memoranda, syndication documents and materials, lender presentations, investor presentations, other marketing documents and materials and similar documents reasonably and customarily used in connection with the Debt Financing, (iii) to the extent required by the Debt Financing Sources, providing customary authorization letters authorizing the distribution of information to prospective Debt Financing Sources, subject to customary terms and conditions, including that the Company and its Affiliates shall not have any Liability of any kind or nature resulting from the use of information contained in such marketing information materials or otherwise in all activity undertaken in connection with the syndication or other marketing of the Debt Financing, (iv) with respect to the Debt Financing, reasonably assisting in obtaining credit ratings, and (v) at least fifteen (15) Business Days prior to the applicable Closing, providing all documentation and other information about the Company and the Group Companies that is required by regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations, including the USA PATRIOT Act, and beneficial ownership Laws, including a beneficial ownership certification in relation to the Company, to the extent requested by the Investor at least twenty-five (25) Business Days prior to the applicable Closing.
(b)Nothing in this Section 6.12 will require the Company or any Group Company or their Representatives to (i) pay any fee or incur any other Liability in connection with the Debt Financing; (ii) waive or amend any terms of this Agreement or agree to pay or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified on behalf of Investor; (iii) approve, execute or deliver any definitive agreement (including any Debt Financing Agreement, including any certificate (including any solvency certificate)), instrument, agreement or other documentation or agree to any change or modification of any existing certificate, instrument, agreement or other documentation (other than signing customary authorization letters and other documents expressly contemplated in Section 6.12(a)); (iv) give any indemnities in connection with the Debt Financing; (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or operations of the Company and its Affiliates or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Affiliates; (vi) adopt resolutions (whether by the board of directors of the Company or otherwise) approving the definitive agreements, documents and instruments pursuant to which the Debt Financing is obtained; (vii) provide any assistance or cooperation that would or would reasonably be expected to (A) cause any representation or warranty in this Agreement to be breached (or to not be true and current) or (B) cause any conditions to the First Closing set forth in Article VII to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement; (viii)(1) provide any financial (or other information) that cannot be produced or provided without unreasonable cost or expense, (2) prepare financial statements or financial metrics which any Group Company has not historically prepared, including standalone financial statements, (3) provide any financial projections or pro forma financial statements or (4) provide any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days (or ninety (90) days in the case of a fiscal year-end) prior to the date of such request; (ix) take any action that would conflict with, violate or result in a breach of or default (with or without notice, lapse of time or both) under its organizational documents or any contract or law (including with respect to privacy of employees) to which it or its property (or its Affiliates or their respective properties) is bound; (x) provide access to or disclose information that the Company determines in good faith would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements (not created in contemplation of avoiding such disclosure) applicable to, the Company or any of its Affiliates, (xi) cause or be reasonably expected to cause any Representative of the Company to incur any personal Liability, or (xii) deliver or cause the delivery of any legal opinions or reliance letter. In addition, any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting Investor or one or more Affiliates of Investor as the obligor. Investor shall promptly, upon request by the Company (and in any event within ten (10) Business Days of such request), reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Affiliates or their Representatives (including reasonable and documented attorneys’ fees and expenses and accountants’ fees and expenses) actually incurred in connection with its cooperation contemplated by this Section 6.12.
(c)The Company and Progress Energy hereby consent to the customary use of the Group Companies’ logos in connection with the Debt Financing; provided, however, that Investor shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Group Companies or the Group Companies’ reputation or goodwill and will comply with the Group Companies’ reasonable usage requirements and that they have been made available to Investor.
(d)The Parties acknowledge and agree that the provisions contained in this Section 6.12 represent the sole obligation of the Company, the Group Companies and their Representatives with respect to any financing (including the Debt Financing) to be obtained by Investor.
(e)Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt by, or availability to, Investor of any funds or financing or any other financing transaction (including the Debt Financing or the Equity Financing) be a condition to Investor’s obligation to effect any Closing.
(f)Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to obligations of the Company and its Representatives under this Section 6.12, shall be deemed satisfied unless (i) Investor has used reasonable efforts to obtain, but has not obtained, the Debt Financing and (ii) the Company’s or any Group Company’s gross negligence or willful and material breach of its obligations under this Section 6.12 was a proximate cause of the failure of Investor to obtain the Debt Financing.
Section 6.13Use of Proceeds. From and after the First Closing and until the earlier to occur of (x) the Subsequent Closing End Date and (y) the final Subsequent Closing pursuant to which, immediately thereafter, Investor will own the aggregate Acquired Interests, the Company shall not use the proceeds of any Closing to:
(a)declare or pay any dividend or make any payment or distribution on account of the Company Membership Interests;
(b)purchase, redeem, defease or otherwise acquire or retire for value any Company Membership Interest or Debt of any direct or indirect parent company of the Company, including in connection with any merger or consolidation; or
(c)make, or permit any of its Subsidiaries to make, any loans to any direct or indirect parent company of the Company or any other Person (including, for the avoidance of doubt, through a funding into a “utility money pool arrangement”, by means of the cash management policies of the Duke Consolidated Group or otherwise).
Article VII

CONDITIONS
Section 7.1Conditions to Obligations of Investor, Progress Energy and the Company. The obligations of Investor, Progress Energy and the Company hereunder to consummate the Transactions at each Closing are subject to the satisfaction, at or before such Closing, of the following conditions (all or any of which may be waived in whole or in part by mutual agreement of the Parties in their sole discretion):
(a)Orders. No temporary restraining order, preliminary or permanent injunction or other Order shall be in effect that enjoins, prohibits or otherwise prevents, or purports to enjoin, prohibit or otherwise prevent, the consummation of the Transactions contemplated at such Closing; and
(b)Laws. No Law shall have been enacted or shall be deemed applicable to the Transactions after the Agreement Date which makes the consummation of the Transactions illegal or prevents, or purports to enjoin, prohibit or otherwise prevent, the Transactions contemplated at such Closing from occurring.
Section 7.2Conditions to Obligations of Investor. The obligation of Investor hereunder to consummate the Transactions with respect to each Closing (except as expressly noted as applicable only to the First Closing or Subsequent Closings) is subject to the satisfaction, at or before such Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Investor in its sole discretion, with the exception of Section 7.2(d) with respect to the First Closing, which may be waived in whole or in part by the Party or Parties in their sole discretion to whom such Burdensome Condition affects):
(a)Representations and Warranties. (A) Each of the Fundamental Representations made by Duke or Progress Energy in this Agreement (other than the representations and warranties in Section 4.6(f) and Section 4.14) qualified as to materiality shall be true and correct in all material respects and not so qualified as to materiality shall be true and correct in all respects except for such inaccuracies as are de minimis in nature and amount relative to such representation and warranty taken as a whole, in each case, as of such Closing as if made on and as of such Closing (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties qualified as to materiality shall have been true and correct in all material respects as of such earlier date and not so qualified as to materiality shall have been true and correct in all respects except for such inaccuracies as are de minimis in nature and amount as of such earlier date, as applicable), (B) each of the representations and warranties made by Progress Energy in Section 4.6(e), Section 4.6(f), Section 4.14, Section 4.18 and Section 4.20 shall be true and correct in all material respects as of such Closing as if made on and as of such Closing and (C) each of the other representations and warranties made by Duke or Progress Energy in this Agreement shall be true and correct in all respects as of such Closing as if made on and as of such Closing, except, (1) in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date, and (2) to the extent that any and all failures of such representations and warranties to be so true and correct in all respects, taken as a whole, would not reasonably be expected to have a Material Adverse Effect on Duke, Progress Energy or the Group Companies; provided, however, that, for purposes of determining the satisfaction of the condition in clause (B) and clause (C), no effect shall be given to any limitation or qualification as to materiality or Material Adverse Effect in such representations and warranties;
(b)Performance. Each of Duke, Progress Energy and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to such Closing;
(c)No Material Adverse Effect. With respect to the First Closing, since the Agreement Date, or with respect to any Subsequent Closing, since the immediately preceding applicable Subsequent Closing Date, no Material Adverse Effect on Duke, Progress Energy or the Group Companies shall have occurred;

(d)Approvals. With respect to the First Closing only, the Parties shall have obtained the Required Approvals without any Burdensome Condition;
(e)Deliveries at the Closing. Each of Progress Energy and the Company shall have executed and delivered (or caused to be executed and delivered) to Investor all agreements and other documents required to be executed and delivered by it to Investor pursuant to Section 2.2 at or prior to the applicable Closing; and
(f)Put Triggering Event. With respect to each Subsequent Closing only, no “Put Triggering Event” (as defined in the A&R LLC Agreement) shall have occurred (and not been deemed ineffective pursuant to the last sentence of Section 7.3(c) of the A&R LLC Agreement) in accordance with the A&R LLC Agreement.
Section 7.3Conditions to Obligations of Progress Energy and the Company. The obligation of Progress Energy and the Company hereunder to consummate the Transactions with respect to each Closing (except as expressly noted as applicable only to the First Closing or Subsequent Closings) is subject to the satisfaction, at or before the such Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Progress Energy in its sole discretion, with the exception of Section 7.3(c) which may be waived in whole or in part by the Party or Parties in their sole discretion to whom such Burdensome Condition affects):
(a)Representations and Warranties. (A) Each of the Fundamental Representations made by Investor in this Agreement qualified as to materiality shall be true and correct in all material respects and not so qualified as to materiality shall be true and correct in all respects except for such inaccuracies as are de minimis in nature and amount relative to such representation and warranty taken as a whole, in each case, as of such Closing as if made on and as of such Closing (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties qualified as to materiality shall have been true and correct in all material respects as of such earlier date and not so qualified as to materiality shall have been true and correct in all respects except for such inaccuracies as are de minimis in nature and amount as of such earlier date, as applicable), (B) each of the representations and warranties made by Investor in Section 5.11 shall be true and correct in all material respects as of the First Closing only as if made on and as of the First Closing only and (C) each of the other representations and warranties made by Investor in this Agreement shall be true and correct in all respects as of such Closing as if made on and as of such Closing, except, (1) in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date, and (2) to the extent that any and all failures of such representations and warranties to be so true and correct in all respects, taken as a whole, would not reasonably be expected to have a material adverse effect on the ability of Investor to consummate the Transactions or to perform its obligations under this Agreement; provided, however, that, for purposes of determining the satisfaction of the condition in clause (B), no effect shall be given to any limitation or qualification as to materiality or material adverse effect in such representations and warranties;
(b)Performance. Investor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Investor at or prior to such Closing;
(c)Approvals. With respect to the First Closing only, the Parties shall have obtained the Required Approvals without any Burdensome Condition; and
(d)Deliveries at Closing. Investor shall have executed and delivered (or caused to be executed and delivered) to Progress Energy or the Company, as applicable, all agreements and other documents required to be executed and delivered to Progress Energy or the

Company pursuant to Section 2.2 at or prior to the applicable Closing, and Investor shall have made the payments required to be made by Investor at the applicable Closing.
Article VIII

TERMINATION
Section 8.1Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the First Closing upon ten (10) days written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made (except with respect to Section 8.1(a) which shall be effective immediately upon execution of such mutual written consent):
(a)by mutual written consent of Investor and Progress Energy;
(b)by Investor or Progress Energy if the First Closing has not occurred on or prior to the nine (9) month anniversary of the Agreement Date (the “Termination Date”); provided, however, that if the sole reason that the First Closing has not occurred is that a consent or approval required by Section 7.2(d) and Section 7.3(c) has not been obtained on or prior to such date, such date shall automatically be extended by six (6) months (the end of such six-month extension period shall then be the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the primary cause of the failure of the First Closing to occur on or before such date (it being understood and agreed that, in the case of the Investor, a failure to obtain the Debt Financing on or before the Termination Date despite compliance by Investor in all material respects with the requirements of Section 6.11 hereof shall not, in and of itself, constitute a breach of this Agreement);
(c)by Investor prior to the First Closing if (i) Duke, Progress Energy or the Company shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by Duke, Progress Energy or the Company, as applicable, which would result in the failure of any applicable closing condition set forth in Section 7.1 or Section 7.2 to be satisfied or, if such breach or failure is capable of being cured, it shall not have been cured within the earlier of (x) thirty (30) days following receipt by Progress Energy of notice of such breach or failure from Investor and (y) the Termination Date;
(d)by Progress Energy prior to the First Closing if (i) Investor shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by Investor which would result in the failure of any applicable closing condition set forth in Section 7.1 or Section 7.3 to be satisfied or, if such breach or failure is capable of being cured, it shall not have been cured within the earlier of (x) thirty (30) days following receipt by Investor of notice of such breach or failure from Progress Energy and (y) the Termination Date;
(e)by Investor or Progress Energy prior to the First Closing if a Governmental Authority shall have issued an Order or instituted an Action or Proceeding, in either case, having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the Transactions and such Order shall become final and non-appealable or such Action or Proceeding shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of such Order or Action or Proceeding; or

(f)by Progress Energy if on or after the date on which the First Closing is required to occur under Section 2.2 (i) all of the applicable conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing; provided that such conditions are capable of satisfaction or have been waived as of such date), (ii) Progress Energy has irrevocably confirmed in writing to Investor that (A) all applicable conditions in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions) and (B) Progress Energy and the Company stand ready, willing and able to consummate the First Closing pursuant to Section 2.2 and (iii) Investor has failed to consummate the First Closing by 5:00 pm on the fourth (4th) Business Day following the receipt of such written notice and Progress Energy and the Company stood ready, willing and able to consummate the First Closing throughout such period following reasonable advance notice from Investor of the expected occurrence of the First Closing.
Section 8.2Effect of Termination.
(a)If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, except that the provisions of, and the obligations of the Parties under, Section 6.2(a), Section 6.7, this Section 8.2, Article X and the applicable portions of Article I will continue to apply in full force and effect following any termination, and there will be no Liability on the part of Duke, Progress Energy, the Company or Investor (or any of their respective Representatives or Affiliates) in respect of this Agreement except as provided in this Section 8.2.
(b)Notwithstanding Section 8.2(a) or any other provision in this Agreement to the contrary, in the event that this Agreement is (i) validly terminated by Progress Energy pursuant to Section 8.1(d) or Section 8.1(f) or (ii) otherwise by either Progress Energy or Investor at a time when this Agreement was permitted to be terminated by Progress Energy pursuant to Section 8.1(d) or Section 8.1(f), then Investor shall pay or cause to be paid to Progress Energy the Reverse Termination Fee by wire transfer of immediately available funds within ten (10) Business Days following such termination to such account designated in writing by Progress Energy provided, however, that, if Investor fails to pay the Reverse Termination Fee when due, (A) Investor shall additionally pay or cause to be paid to Progress Energy interest on the amount of the Reverse Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus six percent (6%) and (B) if, in order to obtain such payment, Progress Energy commences an Action or Proceeding that results in a judgment against BSIP or Investor, Investor shall reimburse Progress Energy for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred in connection with such Action or Proceeding. Any amount that becomes payable pursuant to this Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account or accounts that have been designated by Progress Energy. In no event shall Duke, Progress Energy, the Group Companies or any of their respective Affiliates seek or be entitled to multiple, special, punitive, exemplary, incidental, consequential or indirect Losses against any Investor Related Party or any recovery, judgment or Losses of any kind against any Investor Related Party in excess of such amounts, to the extent paid.
(c)Notwithstanding anything to the contrary in this Agreement, subject to Section 10.10, if this Agreement is terminated under circumstances in which Investor is required to pay the Reverse Termination Fee, the right of Progress Energy to terminate this Agreement and receive the payment of the Reverse Termination Fee shall be Duke’s, Progress Energy’s, the Group Companies’ and their respective Affiliates’ sole and exclusive remedy against Investor (including BSIP, BAM and the Debt Financing Sources), any of their respective Affiliates and Representatives, (each an “Investor Related Party”) for any Loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at Law, in equity or otherwise) arising under or in connection with this Agreement and the other Transaction Documents or otherwise in connection with the Transactions. Upon payment in full of the Reverse Termination Fee, (i) no Investor Related Party shall have any further Liability or obligation relating to or arising out of this Agreement, any of the other Transaction Documents, or the Transactions (or the abandonment or termination hereof or thereof), (ii) neither Progress Energy nor any of its respective Affiliates (including the Company) shall be entitled to bring or maintain any suit or Action or Proceeding against any Investor Related Party arising out of or in connection with this Agreement, any other Transaction Document or the Transactions (or the abandonment or termination hereof or thereof) or any matters forming the basis for such termination, (iii) Progress Energy shall cause any suit or Action or Proceeding initiated thereby in connection with this Agreement, the other Transaction Documents or the Transactions (or the abandonment or termination hereof or thereof), solely to the extent maintained by Progress Energy or any of its Affiliates against any Investor Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of the Reverse Termination Fee and (iv) the maximum aggregate Liability of the Investor Related Parties to Duke, Progress Energy, the Group Companies and their respective Affiliates that may be based on, arise out of or related to this Agreement or the Transactions shall not exceed the Reverse Termination Fee (including any interest payable thereon or reimbursable expenses related thereto pursuant to Section 8.2(b)) less any portion of the Reverse Termination Fee that is actually paid by or on behalf the Investor. Progress Energy shall not be entitled to collect the Reverse Termination Fee on more than one occasion. While Progress Energy may pursue both a grant of specific performance to the extent permitted by Section 10.10 and the payment of the Reverse Termination Fee, under no circumstance shall Progress Energy be permitted or entitled to receive both a grant of specific performance to require the consummation of the First Closing pursuant to Section 10.10 and payment of the Reverse Termination Fee pursuant to Section 8.2(b) The Parties acknowledge and agree that the Investor Related Parties are intended third-party beneficiaries of this Section 8.2(c).
(d)Each Party acknowledges that (i) the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, such Party would not enter into this Agreement and (ii) any amounts payable pursuant to Section 8.2(b) do not constitute a penalty.
(e)Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.2 shall relieve a Party from Liability for any Willful Breach of, or Fraud in connection with, this Agreement occurring prior to such termination; provided, however, that in the case of the Investor and any Investor Related Party, such Liability shall be limited to the extent set forth in this Section 8.2.
Article IX

INDEMNIFICATION AND REMEDIES
Section 9.1General.
(a)The Company shall defend, indemnify and hold harmless Investor, and Investor shall defend, indemnify and hold harmless Progress Energy (the applicable indemnifying party, the “Indemnitor”), including, in the case of each non-indemnifying Party, such Party’s Affiliates and their respective Representatives, successors and assigns (each, an “Indemnified Party,” with each Party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party (which, with respect to Investor, shall include any Loss suffered or incurred by the Group Companies) to the extent arising out of, or resulting from (i) the inaccuracy of any representation or warranty of such Indemnitor (or its applicable Affiliate)

contained in this Agreement (other than with respect to the Fundamental Representations, determined as of the First Closing, and, in any case, without duplication of any amounts paid under Section 6.2(e)) or any Ancillary Agreement, (ii) the breach or default by such Indemnitor (or its applicable Affiliate) of any covenant or agreement of such Indemnitor (or its applicable Affiliate) contained in this Agreement or any Ancillary Agreement, or (iii) any Liability related to or resulting from the ownership or operation of the Crystal River 3 nuclear power plant, inclusive of any associated spent fuel and storage facilities therefor, by a Group Company.
(b)Duke and Progress Energy shall, jointly and severally defend, indemnify and hold harmless Investor, the other members of Investor’s Indemnified Group and the Group Companies from and against any Loss (which, with respect to Investor, shall include any Loss suffered or incurred by the Group Companies) suffered or incurred by any such Person to the extent arising out of, or resulting from, (i) any Liability of (A) Duke or (B) Affiliates of Duke other than the Group Companies, in each case arising out of or resulting from their business, Assets, Contracts, operations or transactions, whether arising before on or after the Agreement Date, excluding any Liability of (1) Duke or (2) Affiliates of Duke other than the Group Companies to the extent arising out of or resulting from the business, Assets, Contracts, operations or transactions of the Group Companies, (ii) any cash Taxes or any reduction in amounts payable to any of the Group Companies pursuant to the Tax Sharing Agreement, in each case attributable to the acceleration of any deferred intercompany gain of a Group Company pursuant to Treasury Regulations Section 1.1502-13 resulting from a transaction entered into prior to the First Closing (but only to the extent such Taxes have not already been paid by the Group Company under the Tax Sharing Agreement in connection with the creation of the deferred intercompany gain) as a result of the deconsolidation of such Group Company from the Duke Consolidated Group, unless such deconsolidation results from (A) a sale or other transfer of 100% of the interests in such Group Company or (B) any action taken by or at the direction of Investor; provided, that, for the avoidance of doubt, the calculation of such Taxes shall reflect the cost of the timing differences relating to the relevant income and loss items taken into account as a result of the deconsolidation event (as compared to if the deconsolidation event had not occurred), (iii) any Taxes for which a Group Company may be liable pursuant to Treasury Regulations Section 1.1502-6 or similar provisions of state, local or foreign Law as a result of being or having been a member of a combined, consolidated, unitary or similar group that includes one or more entities other than the Group Companies, (iv) any Controlled Group Liabilities with respect to any ERISA Affiliate, whether incurred or accrued before or after the First Closing Date.
(c)Investor shall defend, indemnify and hold harmless Progress Energy’s Indemnified Group from and against any Loss suffered or incurred by such Person to the extent arising out of, or resulting from the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Investor in connection with financing the Transactions and any information utilized in connection therewith (except to the extent such Loss (i) arose out of or resulted from the willful misconduct or gross negligence of such Person) or (ii) arose out of or resulted from the breach of any of the obligations of a member of Progress Energy’s Indemnified Group under this Agreement.
(d)Duke and Progress Energy shall, severally and not jointly, defend, indemnify and hold harmless the Company from and against any Loss suffered or incurred by the Company as a result of any payments required to be made by the Company in connection with the Company’s obligations pursuant to Section 9.1(a).
Section 9.2Period for Making Claims. No claim under Sections 9.1(a)(i) or 9.1(a)(ii) may be made unless such Party shall have delivered a Claim Notice with respect to such claim for breach of a representation or warranty or covenant or agreement prior to the expiration of the applicable Survival Period.

Section 9.3Limitations on Indemnification.
(a)With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations or Tax Representations, each Party’s liability under Section 9.1(a)(i) shall be limited to an amount equal to ten percent (10%) of the amount of the Purchase Price that has been paid by Investor at the time such claim for indemnification is finally resolved pursuant to this Article IX (at such applicable time, the “Indemnity Cap”); provided that, if a Party’s liability with respect to one or more claims for indemnification has been limited by the Indemnity Cap at any time, and the Indemnity Cap is increased as a result of Investor’s payment of additional Purchase Price, then such Party shall be required to pay for such unpaid claims in accordance with this Article IX, subject to such increased Indemnity Cap. As to any claim for indemnification for a breach or inaccuracy of any Fundamental Representation or Tax Representations, each Party’s liability under this Article IX shall be limited to the amount of the Purchase Price that has been paid by Investor at the time such claim for indemnification is finally resolved pursuant to this Article IX (not to exceed, in the aggregate, the Purchase Price); provided that, if a Party’s liability with respect to one or more claims for indemnification has been limited by this sentence at any time, and Investor pays additional Purchase Price, then such Party shall be required to pay for such unpaid claims in accordance with this Article IX, subject to such increased Purchase Price.
(b)With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations or Tax Representations, the Indemnified Party shall not be entitled to indemnification with respect to any Loss under Section 9.1(a)(i) unless and until such Indemnified Party’s Indemnified Group has incurred, sustained or become subject to aggregate Losses (including, with respect to Investor, the Group Companies) arising from the same circumstances or relating to the same fact pattern in excess of ten million dollars ($10,000,000).
(c)With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations or Tax Representations, the Indemnified Party shall not be entitled to indemnification with respect to any Loss under Section 9.1(a)(i) unless and until such Indemnified Party’s Indemnified Group has incurred, sustained or become subject to aggregate Losses (including, with respect to Investor, the Group Companies) (with respect to an Indemnified Party, “Indemnified Losses”) in excess of one percent (1.0%) of the amount of the Purchase Price that has been paid by Investor at the time such claim for indemnification is finally resolved pursuant to this Article IX (at such applicable time, the “Indemnity Deductible”), and then only to the extent such Losses (including, with respect to Investor, the Group Companies) are in excess of the Indemnity Deductible; provided that, if, after an increase in the Indemnity Deductible as a result of Investor’s payment of additional Purchase Price, (i) the Indemnity Deductible is greater than Indemnified Losses with respect to an Indemnified Party and (ii) prior to such increase, such Indemnified Party received indemnity payments with respect to Losses under Section 9.1(a) (in each case, the “Prior Indemnity Payments”), then such Indemnified Party shall not thereafter be entitled to indemnification with respect to any Loss under Section 9.1(a)(i) unless and until such Indemnified Party’s Indemnified Losses exceed an amount equal to the sum of (x) the Indemnity Cap plus (y) the Prior Indemnity Payments and then only to the extent such Losses are in excess of such amount.
(d)The limitations set forth in this Section 9.3 shall not apply to claims of, or causes of action arising from Fraud by any Party.
Section 9.4Adjustments for Indemnity Payments. Except as otherwise required by Law, the Parties shall treat for all Tax purposes any indemnification payment made hereunder as an adjustment to the Purchase Price.

Section 9.5Procedure for Indemnification with Respect to Direct Claims. Whenever any direct claim shall arise for indemnification under this Article IX, the Indemnified Party, after attaining knowledge of such claim, shall promptly notify the Indemnitor of the claim and, when known, the facts constituting the basis for such claim (such notice, a “Claim Notice”); provided, however, that the failure to provide such Claim Notice shall not release the Indemnitor from its obligations under this Article IX except to the extent that the Indemnitor has been actually prejudiced by such failure. If, within thirty (30) days after receiving a Claim Notice, the Indemnitor notifies the Indemnified Party that it does not contest such Claim Notice or the Indemnitor does not give written notice to the Indemnified Party that it contests such Claim Notice, then the amount of indemnity payable for such claim shall be as set forth in the Indemnified Party’s Claim Notice. If the Indemnitor contests such indemnity, the Parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the Indemnitor’s notice objecting to the claim. If the Parties cannot reach agreement within such thirty (30)-day period, the matter shall be resolved in accordance with the provisions of Section 10.9.
Section 9.6Procedure for Indemnification with Respect to Third-Party Claims.
(a)Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this Article IX (each a “Third-Party Claim”), such Indemnified Party shall, reasonably promptly, submit a Claim Notice to the Indemnitor, specifying the nature of such Third-Party Claim and the amount or the estimated amount thereof to the extent then determinable, which estimate shall not be binding upon the Indemnified Party; provided that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article IX, except to the extent that the Indemnitor has been actually prejudiced by such failure. The Indemnitor shall notify the Indemnified Party as soon as reasonably practicable whether the Indemnitor disputes its liability to the Indemnified Party for such claim under this Article IX; provided that the failure of an Indemnitor to give timely notice shall not affect its rights under this Article IX, except to the extent that the Indemnified Party has been actually prejudiced by such failure.
(b)Conduct of Claim.
(i)Except with respect to Taxes:
(A)If the Indemnitor notifies the Indemnified Party that the Indemnitor acknowledges its liability under this Article IX and that it desires to defend the Indemnified Party with respect to the Third-Party Claim, the Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to take control of the defense, negotiation and/or settlement of such Third-Party Claim, unless (1) the Indemnitor is also a party to such Third-Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (2) the Third-Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification; provided that the Indemnified Party may participate in any such proceeding with counsel of its choice (which shall be at its own expense). If the Indemnitor assumes the defense of a Third-Party Claim in accordance with this Section 9.6, (x) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, and (y) the Indemnitor shall defend such Third-Party Claim in good faith to final conclusion or settlement of such Third-Party Claim. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period after the Indemnified Party has provided a Claim Notice with respect to a Third-Party Claim but the Indemnitor has not assumed the defense of a Third-Party Claim for which the Indemnified Party is entitled to indemnification pursuant to this Article IX. The Indemnitor shall provide fifteen (15) days advance written notice of any proposed settlement or compromise to the Indemnified Party, and the Indemnitor shall not, without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), compromise or settle any Third-Party Claim, nor execute or otherwise agree to any consent decree, that (I) provides for other than monetary payment, (II) does not include as an unconditional term thereof the giving of a release from all liability with respect to such Third-Party Claim by each claimant or plaintiff to each Indemnified Party that is or may be subject to the Third-Party Claim, or (III) involves any finding or admission of any violation of Law or any violation of the rights of any Person.
(B)If the Indemnitor elects not to defend or settle such proceeding, claim or demand, the Indemnified Party shall provide ten (10) Business Days’ advance written notice of any proposed settlement or compromise to the Indemnitor. Without the consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), no Indemnified Party shall settle or compromise any Third-Party Claim for which the Indemnitor has acknowledged its liability under this Article IX, unless (I) the terms of such settlement are substantially the same as the proposed settlement or compromise delivered in the Claim Notice to the Indemnitor or (II) such settlement (x) provides only for the payment of money and does not include any admission of guilt or culpability and (y) includes a full release from all liability with respect to such claim by each claimant or plaintiff to each Indemnitor that is or may be subject to the Third-Party Claim.
(C)The Indemnitor and the Indemnified Party shall cooperate reasonably with each other in connection with the defense, negotiation or settlement of any Third-Party Claim.
(ii)Notwithstanding anything to the contrary in this Agreement, except as otherwise provided in the Transaction Documents, Progress Energy shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation or settlement of any proceeding, claim or demand that relates to Taxes of Progress Energy or any of its Affiliates (including the Group Companies).
(c)Payment of Third-Party Claims. After final non-appealable judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor with respect to any Third-Party Claim, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing with respect to such Third-Party Claim at such time by the Indemnitor with respect to such matter, and such amount shall be paid within five (5) Business Days by the Indemnitor to the applicable Indemnified Party.
(d)Access to Information. If any Third-Party Claim is made against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees of the Indemnified Party whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party.

Section 9.7Exclusive Remedy. Notwithstanding anything to the contrary which may be contained herein, the indemnities set forth in this Article IX shall become effective as of the First Closing. Other than equitable remedies and except in the case of Fraud, the indemnities set forth in this Article IX shall be the exclusive remedies of Investor and Progress Energy and their respective Indemnified Groups due to the breach or inaccuracy of any representation or warranty, or the breach or default of any covenant or agreement, contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights, breach or damages or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive.
Section 9.8Damages Calculations.
(a)Except as expressly provided herein, no Party or its Affiliates, or other members of its Indemnified Group, shall be liable hereunder at any time for special or punitive damages or any Losses of the other Party or any of the members of their respective Indemnified Groups which are not the natural, probable and reasonably foreseeable result of the event giving rise to the Loss as contemplated by the Parties as of the Agreement Date, whether in contract, tort (including negligence), strict liability or otherwise, except to the extent payable to a third party.
(b)Each of Progress Energy’s and Duke’s representations and warranties in this Agreement that contain any “Material Adverse Effect,” “in all material respects,” or other materiality (or correlative meaning) qualifications shall be deemed to exclude such qualifiers both for purposes of determining whether or not there is a breach of such representation or warranty and for purposes of calculating Losses under this Article IX; provided, however, that the foregoing shall not apply to the word “Material” where it is included in any capitalized phrase serving as a defined term for purposes of this Agreement (e.g., the phrases “Material Contract” or “Material Supplier”).
Article X

MISCELLANEOUS
Section 10.1Survival; Exclusivity of Representations.
(a)The representations and warranties of the Parties contained in or made pursuant to this Agreement and the Ancillary Agreements shall survive until the date that is twelve (12) months following the First Closing Date; provided, however, that (i) the representations and warranties of Progress Energy and Duke set forth in Sections 3.1, 3.2, 3.3, 3.7, 3.8, 4.1, 4.6(f), 4.7(c)(v) and 4.14 and the representations and warranties of Investor set forth in Sections 5.1, 5.2, 5.3 and 5.8 (collectively the “Fundamental Representations”) and (ii) the Tax Representations shall each survive until sixty (60) days following expiration of the applicable statute of limitations, and the representations and warranties of Progress Energy in Section 4.13 shall survive until the date that is twenty-four (24) months following the First Closing Date (each of the foregoing, as applicable, the “Survival Period”). The Survival Period for covenants and agreements in this Agreement and the Ancillary Agreements shall be the earlier of (a) one (1) year following the specified term of such covenant or agreement (if any) or (b) sixty (60) days following expiration of the applicable statute of limitations. Any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to this Section 10.1(a) if written notice of a claim for the inaccuracy or breach of such representation or warranty or breach of such covenant or agreement giving rise to such indemnity right has been given to the Party from whom such indemnification may be sought prior to the time such representation, warranty, covenant or agreement would have expired.
(b)Other than the representations and warranties expressly set forth in Article V or made by Investor in any other Transaction Document, Progress Energy acknowledges and agrees that none of Investor or any of its Representatives or direct or indirect equity holders or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the Transactions.
(c)Other than the representations and warranties expressly set forth in Article III or Article IV or made by Duke or Progress Energy in any other Transaction Document (collectively, the “Progress Energy Representations”), Duke and Progress Energy (on behalf of themselves and their respective Affiliates) disclaim (i) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the Transactions, including related to any opinion, projection, forecast, statement (including any forward-looking statement), budget, estimate, advice, or other similar information (including information related to the future revenues, earnings, results, or operations (or any component thereof)), cash flows, financial condition (or any component thereof) or the future business and operations, as well as any other business plan and cost-related plan information of or related to the foregoing (collectively, “Projections”), in each case, whether made, communicated, or furnished (orally or in writing), or to be made, communicated, or furnished (orally or in writing), to Investor or any of its Representatives or direct or indirect equity holders or any other Person and (ii) all Liability for any such other representation or warranty or any Projection.
(d)Other than the Progress Energy Representations, Investor (i) (A) acknowledges and agrees that none of Progress Energy, the Group Companies or any of their respective Representatives or direct or indirect equity holders or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the Transactions, including related to DEF, Progress Energy the Group Companies or their respective businesses, assets, employees, Permits, Liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and (B) irrevocably and unconditionally waives and relinquishes all rights, Actions or Proceedings, or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or related to any such other representation or warranty or any Projection, and (ii) acknowledges and agrees to Progress Energy’s disclaimer of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection. Investor acknowledges and agrees that (1) it has conducted to its satisfaction its own independent investigation of the Transactions (including, as applicable, related to DEF, Progress Energy, the Group Companies and their respective businesses, assets, employees, Permits, Liabilities, operations, prospects, condition (financial or otherwise) and any Projection), and, in making its determination to enter into this Agreement and proceed with the Transactions, has relied solely on the results of such independent investigation and the Progress Energy Representations and (2) other than the Progress Energy Representations, it has not relied on, or been induced by, any representation, warranty, or other statement of or by Progress Energy, any Group Company, any of their respective Representatives or direct or indirect equity holders or any other Person, including any Projection, in making its determination to enter into this Agreement and proceed with the Transactions.
Section 10.2Entire Agreement. This Agreement, the Confidentiality Agreement, and the other Transaction Documents constitute the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties with respect to such subject matter.
Section 10.3Notices. All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately (or, if not delivered or sent before 5:00 p.m. New York time on a Business Day, the next Business Day) if delivered or sent by electronic mail (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto), (b) on the date of delivery if by hand delivery (with confirmation of receipt) (or, if not delivered on a Business Day, the next Business Day) or (c) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if sent by overnight service with a nationally recognized overnight delivery service (all fees prepaid). All notices shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such Party to the other Party:
(a)If to Investor:
Brookfield Asset Management
Two Allen Center
1200 Smith Street Suite 640
Houston, Texas 77002
Attention:     Elisabeth Press
Email:     elisabeth.press@brookfield.com
With copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:     Kim Hicks, P.C.
    Brittany A. Sakowitz, P.C.
    Roald Nashi, P.C.
Email:     kim.hicks@kirkland.com
    brittany.sakowitz@kirkland.com
    roald.nashi@kirkland.com
(b)If to Duke, Progress Energy or the Company:
Duke Energy Corporation
550 S. Tryon Street, DEC45A
Charlotte, NC 28202
Attention:    Greer Mendelow
Email:     greer.mendelow@duke-energy.com
Progress Energy, Inc. or Florida Progress, LLC
c/o Duke Energy Corporation
525 S. Tryon Street, DEP09A
Charlotte, NC 28202
Attention:     Greer Mendelow
Email:     greer.mendelow@duke-energy.com

With copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention:     Pankaj Sinha
    Emily Prezioso Walsh
Email:     psinha@skadden.com
    emily.walsh@skadden.com
Section 10.4Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 10.5Assignment; Third-Party Beneficiaries. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any right hereunder, may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Investor may assign its rights and obligations hereunder, without the consent of any other Party, (a) to any of its Affiliates and (b) by way of collateral security to any Debt Financing Source. Except for (i) any Indemnified Party’s right to indemnification pursuant to Article IX, (ii) the right of Investor, as described in this Section 10.5, to enforce the right of the Group Companies to indemnification set forth in Section 9.1(b), (iii) Section 8.2(c) and (iv) as otherwise provided herein, this Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the Parties, it being for the exclusive benefit of the Parties and their respective successors and permitted assigns; provided, that the Debt Financing Sources shall be intended third-party beneficiaries of Sections 6.11, 6.12, 8.2, 10.10 and 10.14 and the second sentence and the proviso in the third sentence of this Section 10.5 and the second sentence of Section 9.7 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions with respect to the Debt Financing Sources may be made without the prior written consent of the Debt Financing Sources). Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
Section 10.6Amendments. This Agreement may be amended, modified or supplemented, with respect to any of the terms contained in this Agreement, only by written agreement (referring specifically to this Agreement) signed by or on behalf of all Parties. Notwithstanding anything to the contrary herein, Sections 6.11, 6.12, 8.2, 10.10 and 10.14 and the second sentence and the proviso in the third sentence of Section 10.5 (and no definition set forth in this Agreement to the extent that an amendment, supplement or modification of such definition would amend, supplement or waive the substance of the foregoing provisions), in each case, solely in relation to the Debt Financing, may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Debt Financing Sources.
Section 10.7Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in an instrument in writing specifically referring to this Agreement and executed and delivered by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The rights and remedies of the Parties are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.
Section 10.8Interpretation.
(a)When a reference is made in this Agreement to an Article, Section, Schedule, clause or Exhibit, such reference shall be to an Article, Section or clause of, or Exhibit to, this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits or Schedules) and not merely to the specific section, paragraph or clause in which such word appears. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and do not in any way affect the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the Agreement Date. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as in effect on the Agreement Date and as amended, modified or supplemented to the extent expressly permitted by the terms hereof and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents. Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, (iii) “or” shall include both the conjunctive and disjunctive and (iv) “any” shall mean “one or more.” Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. Any document, list or other item shall be deemed to have been “made available” or “provided” to Investor for purposes of this Agreement only if such document, list or other item was posted at least two (2) Business Days before the Agreement Date in the Datasite electronic data room established by Progress Energy for the Transaction.
(b)The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
Section 10.9Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.
(a)This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware, without regard to applicable choice of law provisions thereof.

(b)Each Party, by its execution hereof, (i) hereby irrevocably submits and consents to the exclusive jurisdiction of the state courts of the State of Delaware located in Wilmington, Delaware or the United States District Court for the District of Delaware for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof (each, a “Proceeding”), (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any Proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution or that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any Proceeding other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any Proceeding to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby (A) consents to service of process in any such action in any manner permitted by Delaware Law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.3, shall constitute good and valid service of process in any Proceeding and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any Proceeding any claim that service of process made in accordance with clauses (A) or (B) does not constitute good and valid service of process.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING OR OTHER CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
(d)Each of the Parties hereby agrees, with respect to any Proceeding, (i) to take all actions necessary to consolidate and join together such Proceeding with any other action, suit or proceeding arising in whole or in part out of, related to, based upon or in connection with the Transactions or the subject matters thereof (each, a “Related Proceeding”); (ii) that any Related Proceeding necessarily would involve common questions of law or fact and arise under the same related transactions, such that consolidation and joinder would be necessary to guard against oppression or abuse, prevent delay, save unnecessary expense, further judicial economy and convenience, and avoid divergent decisions or findings of law or fact; and (iii) not to assert, by way of a claim, cause of action, motion, defense or otherwise, in any action, suit or proceeding, any argument or contention that is inconsistent in any respect with this Section 10.9(d); provided, however, that this Section 10.9(d) shall not be given effect if and to the extent that it would contradict the application of any express dispute resolution provision provided in the A&R LLC Agreement or any other Contract related to the Transactions with respect to disputes expressly covered by those Contracts.
Section 10.10Remedies.
(a)The Parties agree that irreparable harm would occur and the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity except as provided in Section 8.2.
(b)The Parties agree that Progress Energy shall be entitled to cause the First Closing Equity Financing to be funded, to specifically enforce the Investor’s rights under the BSIP Equity Commitment Letter, or to cause the Investor to consummate the Transactions, including to effect the First Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, solely and exclusively pursuant to this Section 10.10 if and only if: (i) all applicable conditions in Section 7.1 and Section 7.2 have been satisfied and remain satisfied as of the date on which the First Closing would otherwise be required to occur or waived (other than those conditions that, by their nature, are to be satisfied at the First Closing; provided that such conditions are capable of satisfaction and the date the First Closing is required under Section 2.2 or have been waived as of such date); (ii) the Investor fails to complete the First Closing by the date the First Closing would otherwise be required to have occurred pursuant to Section 2.2; (iii) the Debt Financing has been funded or will be funded to Investor at the First Closing if the First Closing Equity Financing were to be funded at the First Closing and (iv) Progress Energy has confirmed in an irrevocable writing delivered to the Investor that Progress Energy is prepared to and able to effect the First Closing upon the funding of the First Closing Equity Financing and the Debt Financing. The Parties agree that Progress Energy shall be entitled to cause the Subsequent Closing Equity Financing to be funded, to specifically enforce the Investor’s rights under the BAM Equity Commitment Letter, or to cause the Investor to consummate the Transactions with respect to the applicable Subsequent Closing, including to effect such Subsequent Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, solely and exclusively pursuant to this Section 10.10 if and only if: (A) all applicable conditions in Section 7.1 and Section 7.2 have been satisfied and remain satisfied as of the date on which the applicable Subsequent Closing would otherwise be required to occur or waived (other than those conditions that, by their nature, are to be satisfied at the applicable Subsequent Closing; provided that such conditions are capable of satisfaction and the date the Subsequent Closing is required under Section 2.2 or have been waived as of such date); and (B) the Investor fails to complete the Subsequent Closing by the date the Subsequent Closing would otherwise be required to have occurred pursuant to Section 2.2. The Parties hereby waive, in any action for specific performance permitted by this Agreement, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. The Parties further agree that (1) by seeking any remedy provided in this Section 10.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, subject to the limitations set forth in Section 8.2 and (2) nothing contained in this Section 10.10 shall require a Party to institute any action for (or limit a Party’s right to institute any action for) specific performance under this Section 10.10 prior to exercising any other right under this Agreement. If, prior to the valid termination of the Agreement pursuant to Section 8.1, any Party brings any Action or Proceeding to enforce specifically the performance of the terms of provisions hereof to cause the Investor to consummate the Transactions, then, notwithstanding anything to the contrary herein, the Termination Date shall automatically be extended by (x) the period of time between the commencement of such Action or Proceeding and the date on which such Action or Proceeding is fully and finally resolved, plus ten (10) Business Days, plus (y) any such other time period as finally determined by the court presiding over such Action or Proceeding.
Section 10.11Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.
Section 10.12No Offset. No Party may offset any amount due to any other Party or any of such other Party’s Affiliates against any amount owed or alleged to be owed from such other Party or its Affiliates under this Agreement or any other Transaction Document without the written consent of such other party.
Section 10.13Waiver; Conflicts. Recognizing that Shutts & Bowen LLP and Skadden, Arps, Slate, Meagher & Flom LLP (collectively, “Company Counsel”) has acted as legal counsel to Progress Energy, the Company and certain of their Affiliates prior to the Agreement Date, and that Company Counsel intends to act as legal counsel to Progress Energy, the Company and certain of their Affiliates after the First Closing, Investor hereby waives, on its own behalf and agrees to cause its respective Affiliates to waive, any conflicts that may arise in connection with Company Counsel representing Progress Energy or the Company or its Affiliates, whether prior to or after the First Closing, as such representation may relate to the Transactions; provided, however, that such waiver shall not extend to any representation in connection with any litigation or other Action or Proceeding against Investor or its Affiliates. In addition, all communications involving attorney-client confidences between Progress Energy, the Company and their respective Affiliates, on the one hand, and Company Counsel, on the other hand, in the course of the engagement with respect to negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to Progress Energy, the Company and their Affiliates (and not Investor). Accordingly, Investor shall not have the right to obtain access to any such communications or to the files of Company Counsel relating to such engagement at any time. Without limiting the generality of the foregoing, from and after the First Closing Date, (a) Progress Energy, the Company and their Affiliates (and not Investor) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Investor shall not be a holder thereof, (b) to the extent that files of Company Counsel in respect of such engagement constitute property of the client, only Progress Energy, the Company and its Affiliates (and not Investor) shall hold such property rights and (c) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Investor by reason of any attorney-client relationship between Progress Energy, the Company and Company Counsel or otherwise. This Section 10.13 shall be irrevocable, and no term of this Section 10.13 may be amended, waived or modified, without the prior written consent of Company Counsel.
Section 10.14Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person in any claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including, any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) agrees that, except as specifically set forth in the Debt Financing Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by the Laws of the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Financing Commitment Letters, (i) the Parties hereby acknowledge and agree that no Party or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders or any successors or assigns of any of the foregoing (x) shall have any rights or claims against any Debt Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Financing Commitment Letters or any of the Transactions, or in respect of any other document or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (y) agrees not to commence any claim against any Debt Financing Sources in connection with this Agreement, the Debt Financing, the Debt Financing Commitment Letters or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the Debt Financing, and (ii) no Debt Financing Source shall have any Liability (whether in contract, in tort or otherwise) to any Party and its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders or any successors or assigns of any of the foregoing for any Liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of its Affiliates or Representatives (or any other Person) be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or Investor’s or its Affiliates’ respective rights under the Debt Financing Commitment Letters or any other agreements with any Debt Financing Source relating to the Debt Financing.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Agreement Date.
PROGRESS ENERGY, INC.

By:    /s/ Brian D. Savoy
    Name: Brian D. Savoy
    Title: Executive Vice President and Chief
    Financial Officer
FLORIDA PROGRESS, LLC

By:    /s/ Michael P. Callahan
    Name: Michael P. Callahan
    Title: Treasurer
DUKE ENERGY CORPORATION

By:     /s/ Harry K. Sideris
    Name: Harry K. Sideris
    Title: President and Chief Executive Officer

[Signature Page to Investment Agreement]

PENINSULA POWER HOLDINGS L.P.
By: Peninsula Power GP LLC
Its: General Partner

By: Brookfield Super-Core Infrastructure Partners GP LLC
Its: Sole Member

By: Brookfield Super-Core Infrastructure Partners GP of GP LLC
Its: Manager

By: /s/ Elisabeth Press
Name: Elisabeth Press
Title: Senior Vice President

[Signature Page to Investment Agreement]